As filed with the Securities and Exchange Commission on February 14, 2003
                                Registration No.
 ==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ______________

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ______________

                           iGAMES ENTERTAINMENT, INC.
                           --------------------------
                 (Name of Small Business Issuer in Its Charter)

           Nevada                          7371                    88-0501468
           ------                          ----                    ----------
State or Other Jurisdiction of  (Primary Standard Industrial    (I.R.S. Employer
Incorporation or Organization)   Classification Code Number) Identification No.)

                           301 Yamato Road, Suite 2199
                            Boca Raton, Florida 33431
                                 (561) 995-0075
                                 --------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Jeremy Stein
                      President and Chief Executive Officer
                           iGames Entertainment, Inc.
                           301 Yamato Road, Suite 2199
                            Boca Raton, Florida 33431
                                 (561) 995-0075
                                 --------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                _________________

                          Copies of communications to:
                               James Dodrill, Esq.
                    The Law Office of James G. Dodrill II, PA
                                5800 Hamilton Way
                              Boca Raton, FL 33496
                               Tel: (561) 862-0529
                               Fax: (561) 862-0927
                               __________________

        Approximate date of commencement of proposed sale to the public:
    From time to time as described in the Prospectus after the effective date of this Registration Statement.
                               __________________

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|
                               ___________________

                                               CALCULATION OF REGISTRATION FEE
============================================================================================================================
                                                             Proposed Maximum       Proposed Maximum
      Title of Each Class of             Amount to          Offering Price per     Aggregate Offering          Amount of
    Securities to be Registered        be Registered               Share                  Price             Registration Fee
----------------------------------------------------------------------------------------------------------------------------
Common stock, par value $.001 per
   share...........................      2,420,000               $0.95(1)             $2,299,000(1)             $212.00
----------------------------------------------------------------------------------------------------------------------------
Common stock, par value $.001 per
   share issuable upon exercise of
   warrants(2).....................      1,500,000               $0.95(1)             $1,425,000(1)             $131.00
----------------------------------------------------------------------------------------------------------------------------
Total..............................      3,920,000                                    $3,724,000                $343.00
============================================================================================================================

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457 of the Securities Act of 1933.

(2) Consists of shares of common stock issuable upon exercise of common stock purchase warrants.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete. These securities may not be sold nor may offers to buy be accepted pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

PROSPECTUS

                                3,920,000 Shares

                           iGames Entertainment, Inc.

                                  Common Stock

                                 _______________

         The selling shareholders identified in this prospectus may offer and sell up to 3,920,000 shares of our common stock. 2,420,000 of the shares offered under this prospectus are issued and outstanding and up to 1,500,000 are issuable upon exercise of common stock purchase warrants previously issued to the selling shareholders.

         Our common stock currently trades on the Electronic Bulletin Board under the symbol "IGMS" On February 6, 2003, the closing bid price of the common stock as reported on the Electronic Bulletin Board was $0.83 per share.

         All shares of common stock offered for sale by the selling shareholders are being offered on a "best efforts" basis at prices established on the Over-the-Counter Bulletin Board or privately negotiated prices during the term of this offering. These prices will fluctuate based on the demand for the shares of common stock.

         We will not receive any proceeds from the sale of the shares by the selling shareholders. The selling shareholders will receive all of the proceeds from the sale of the shares and will pay all selling commissions, if any, applicable to the sale of the shares. We will pay the expenses of registration of the sale of the shares.

                                 _______________

                  Investing in our common stock involves a high
                    degree of risk. Please see "Risk Factors"
                     beginning on page 5 of this prospectus.

                                 _______________

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 _______________

                The date of this prospectus is February 14, 2003

                                TABLE OF CONTENTS
                                                                            Page

PROSPECTUS SUMMARY.............................................................3

RISK FACTORS...................................................................5

FORWARD-LOOKING INFORMATION...................................................10

USE OF PROCEEDS...............................................................10

DETERMINATION OF OFFERING PRICE...............................................11

CAPITALIZATION................................................................11

PLAN OF OPERATIONS............................................................12

DIVIDEND POLICY...............................................................17

BUSINESS......................................................................17

MANAGEMENT....................................................................28

RELATED PARTY TRANSACTIONS....................................................31

PRINCIPAL SHAREHOLDERS........................................................32

SELLING SHAREHOLDERS..........................................................32

PLAN OF DISTRIBUTION..........................................................34

DESCRIPTION OF CAPITAL STOCK..................................................35

LEGAL MATTERS.................................................................37

EXPERTS.......................................................................37

WHERE YOU CAN FIND MORE INFORMATION...........................................37

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS...................................F-1

         You should rely only on the information contained in this prospectus. Neither we nor the selling shareholder have authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock.

         "SMS Wizard", "iGames Casinoware", "Market Challenge 2.0", "Protector", "Table-Slots" and "iGames TV" are Trademarks of iGames. All other trademarks or service marks appearing in this prospectus are the property of their respective holders.

--------------------------------------------------------------------------------
                               PROSPECTUS SUMMARY

         This summary highlights information included elsewhere in this prospectus. You should carefully review the more detailed information and financial statements included in this prospectus, including the "Risk Factors" section beginning on page 5. Please note that throughout this prospectus, the words "we," "our," "us" and "iGames" refer to iGames Entertainment, Inc. and not to the selling shareholders.

                           iGames Entertainment, Inc.

         We develop online and land-based gaming systems for the hospitality, gaming and sports betting industries in jurisdictions where permitted. With the goal of producing government approved online casino gaming software, we specialize in the creation of proprietary technology that allows end-users within permissible jurisdictions to wager on sporting events or play multi-player casino style table games online through a customized, branded casino. Our comprehensive multi-player networked gaming platform supports a diverse range of gaming and entertainment applications. Other products include a technology infrastructure for management of remote and "in room" gaming through set top boxes, as well as biometric and slot security technology. Unlike many other providers of Internet casino operating software, iGames intends to prohibit its future licensees from accepting wagers from the United States or any jurisdiction in which Internet gaming is not a legal enterprise

         We are incorporated in the State of Nevada. As of the date of this prospectus, we have not licensed any of our products other than for marketing purposes for which we will receive no revenue. Our revenues to date have been generated by the sale or lease of our Protector anti-slot cheating device and consulting services Our principal executive offices are located at 301 Yamato Road, Suite 2199, Boca Raton, Florida 33431. Our phone number is (561) 995-0075. Our Internet address is www.igamesentertainment.com." The information on our Web site is not part of this prospectus.

                                  The Offering

         Of the shares of common stock offered by this prospectus, 2,420,000 shares are currently outstanding and up to 1,500,000 shares are issuable to the selling shareholders upon exercise of common stock purchase warrants previously issued to them.

Maximum common stock offered by
the selling shareholders .............   3,920,000 shares

Common stock outstanding before
the offering .........................   11,495,000 shares (1)

Common stock outstanding after
the offering .........................   12,945,000 shares (2)

Use of proceeds.......................   We will not receive any proceeds from
                                         the sale of the common stock offered by
                                         this prospectus. See "Use of Proceeds."

Footnotes:

(1) Excludes the 1,500,000 shares subject to common stock purchase warrants that are being offered by this prospectus.

(2) Includes the 1,500,000 shares subject to common stock purchase warrants that are being offered by this prospectus.

                             Summary Financial Data

         The following table summarizes our financial information. You should read this information together with the financial statements and notes to the financial statements appearing elsewhere in this prospectus. See also "Plan of Operations."

                                      Period From                   Period From
                                      May 9, 2001    For the Nine   May 9, 2001
                                      (Inception)    Months Ended   (Inception)
                                      to March 31,   December 31,   to December
                                         2002            2002        31, 2001
                                      ------------   ------------   -----------
                                                     (unaudited)    (unaudited)
Statement of Operations Data:
  Total Revenue ...................   $    40,000    $   100,307    $    40,000
  Net Operating Loss ..............      (540,841)    (1,589,812)      (292,647)
  Net Loss ........................      (537,680)    (1,611,895)      (291,334)
  Net Loss per Common Share-
   Basic and Diluted ..............         (0.08)         (0.17)         (0.04)
  Weighted Average Common
   Shares Outstanding -
   Basic and Diluted ..............     6,462,500      9,561,000      6,658,889


                                      Period From
                                      May 9, 2001    For the Nine
                                      (Inception)    Months Ended
                                      to March 31,   December 31,
                                          2002          2002
                                      ------------   ------------
                                                     (unaudited)
Balance Sheet Data:
  Cash ............................     $ 436,972      $ 314,007
  Working Capital .................       161,227        241,528
  Total Assets ....................       863,024        782,037
  Total Stockholders' Equity ......       583,595        625,530

                                  RISK FACTORS

         You should carefully consider the risks described below before deciding whether to invest in shares of our common stock. Any investment in our common stock involves a high degree of risk. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us may also impair our operations and business.

         If we do not successfully address any of the risks described below, there could be a material adverse effect on our financial condition, operating results and business, and the trading price of our common stock may decline and you may lose all or part of your investment. We cannot assure you that we will successfully address these risks.

Because we have a limited operating history, our business is difficult to evaluate.
-------------------------------------------------------------------------

         We were formed in May 2001 and have a limited operating history. An investor in our common stock must consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, particularly those involved in the gaming and online entertainment industries. We expect our operating expenses to increase significantly, especially in the areas of development, marketing and promotion.

We have suffered losses since our formation and we anticipate that we will lose money in the foreseeable future. Accordingly, we may not be able to achieve profitable operations.
-------------------------------------------------------------------------------

         Our losses from inception through December 31, 2002 are $2,149,575. We expect to encounter difficulties as an early stage company in the rapidly evolving software development and Internet gaming markets. We expect to incur significant operating and capital expenditures and, as a result, we expect significant net losses in the future. We will need to generate significant revenues to achieve and maintain profitability. We may not be able to achieve profitable operations.

We need additional financing and there is no assurance it can be obtained; and any such future financings may significantly dilute your equity interest in our stock.
-------------------------------------------------------------------------------

         We currently have insufficient capital to meet our development plans for new gaming products, and require an inflow of additional capital or financing. We expect to attempt future financings over the next several years in which we anticipate efforts to raise additional capital. There can be no assurances that such financings will ever be completed, but any such financings could involve a dilution of the interests of our shareholders upon the issuance of additional shares of common stock and other securities. To the extent we will need additional financing in the immediate or near future to implement our business plan, attaining such additional financing may not be possible. If additional capital is otherwise available, the terms on which such capital may be available may not be commercially feasible or advantageous to us or our shareholders.

We may become subject to governmental regulation of Internet gaming which could negatively affect our business.
-------------------------------------------------------------------------------

         We believe that our business is not presently regulated by any governmental entity. However, while we provide only the gaming software solution to our licensees, a government may take the position that we are an integral component of our licensees' businesses, because in some cases, the software may run on our servers. Further, we have not devoted any of our limited resources to investigating the legality of the jurisdictions in which we currently and plan to operate.

         As companies and consumers involved in Internet gaming are located around the globe, including the end-users of our licensees, there is uncertainty regarding exactly which governments have jurisdiction or authority to regulate or legislate with respect to various aspects of the industry. The uncertainty surrounding the regulation of Internet gaming could have a material adverse effect on our business, revenues, operating results and financial condition. In addition, legislation designed to restrict or prohibit Internet gaming may be adopted in the future by the United States or other jurisdictions. Existing legislation around the world, including the United States and its individual states, could be construed to prohibit or restrict gaming through the use of the Internet and there is a risk governmental authorities may view us or our licensees as having violated such legislation. There is a risk that criminal and civil proceedings could be initiated in such jurisdictions against us or our licensees, and such proceedings could involve substantial litigation expense, penalties, fines, diversion of the attention of key executives, injunctions or other prohibitions being invoked against us or our licensees. Such proceedings could have a material adverse effect on our business, revenues, operating results and financial condition.

         In addition, as electronic commerce develops further, it may generally be the subject of government regulation. Current laws that pre-date or are incompatible with Internet electronic commerce may be enforced in a manner that restricts the electronic commerce market. Any such developments could have a material adverse effect on our business, revenues, operating results and financial condition.

We face significant competition and there is no assurance that we will be able to compete.
------------------------------------------------------------------------------

         The online gaming and entertainment industries are highly competitive. Competition is based primarily upon software, service, functionality, and reward potential. There are numerous well-established competitors, including national, regional and international sites accessed via the world wide web. Many of these sites possess substantially greater financial, marketing, personnel and other resources than we do. We also compete on a general basis with a large variety of international and regional software development firms in both the private and public markets. Additionally, we compete with a number of well-established specialty development firms possessing substantially greater financial, marketing, personnel and other resources than we have. In the gaming industry, competition is based primarily upon games, price and customer service. There can be no assurance that we will be able to respond to various competitive factors affecting the online gaming and entertainment industries.

We have limited intellectual property protection and there is risk that our competitors will be able to appropriate our technology.
--------------------------------------------------------------------------------

         Our ability to implement successfully our gaming software concepts will depend in part on our ability to further establish "brand equity" through the use of our trademarks, service marks, trade dress and other proprietary intellectual property, including our name and logos and unique features of our entertainment software. It is our policy to seek to protect and to defend vigorously our rights to this intellectual property, and any failure to do so could have a material adverse effect on our operations.

         There is no assurance that any of our rights in any of our intellectual property will be enforceable, even if registered, against any prior users of similar intellectual property. The failure to enforce any of our intellectual property rights could have the effect of reducing our ability to establish brand equity. It is also possible that we will encounter claims from prior users of similar intellectual property in areas where we operate or intend to conduct operations, thereby limiting our operation, and possibly causing us to pay damage to a prior user or registrant of similar intellectual property.

We may be unable to successfully manage the expansion of our software development and Internet businesses.
------------------------------------------------------------------------

         As part of our business plan, we anticipate increasing our revenues, expanding potential sources of content and enhancing awareness of our brand name by expanding our network of entertainment websites and affiliates. We cannot assure you that our development plan, as well as our overall business strategy, will be successful. Furthermore, adding divisions for expansion will require additional experienced personnel who may not be available. In addition, if we abandon a project during development, or if a gaming solution is not profitable, we may have incurred substantial costs which may not be recoverable.

Unexpected material changes in consumer tastes and demographic trends or a downturn in national, regional and local economic conditions may adversely affect our business.
---------------------------------------------------------------------------

         The online gaming and entertainment industry is affected by changes in consumer tastes and by national, regional and local economic conditions and demographic trends. As an industry participant, our ability to generate revenues is highly sensitive to public tastes, which are unpredictable. We may not be able to offer a selection of Internet-based and other digital products that will attract consumers to our affiliate web sites. In addition, a general economic downturn may result in a change of discretionary spending patterns and a decrease in our revenues.

         Our future success depends on the continued growth in consumer use of land based gaming establishments as well as online gaming.

         Use of the Internet for e-gaming transactions is a recent development, and the continued demand and growth of a market for services and products via the Internet is uncertain. The Internet may ultimately prove not to be a viable commercial marketplace for a number of reasons, including:

o unwillingness of consumers to shift their purchasing from traditional casinos to online gaming;

o lack of acceptable security for data and concern for privacy of personal information;

o        limitations on access and ease of use;

o        congestion leading to delayed or extended response times;

o inadequate development of Web infrastructure to keep pace with increased levels of use;

o        increase or excessive government regulation; and

o        problems regarding intellectual property ownership.

         Due to these factors, we do not know whether our business model will ultimately be viable and profitable.

The market for Internet services is in a state of rapid technological change and we may not be able to keep up.
--------------------------------------------------------------------------------

         The market for Internet services is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. The emerging character of these products and services and their rapid evolution will require us to effectively use leading technologies, continue to develop our technological expertise, enhance our current services and continue to improve the performance, features and reliability of our software. There can be no assurance that we will be successful in responding quickly, cost effectively and sufficiently to these or other such developments. In addition, the widespread adoption of new Internet technologies or standards could require substantial expenditures to modify or adapt our software products. A failure to respond rapidly to technological developments could have a material adverse effect on our business, results of operations and financial condition.

Failure to integrate new technologies and standards effectively may negatively impact our business.
------------------------------------------------------------------------------

         Our ability to remain competitive in our area of business will depend, in part, on our ability to:

o enhance and improve the responsiveness, functionality and features of our software products;

o        continue to develop our technical expertise; and

o develop and introduce new services and technology to meet changing customer needs and preferences.

We must influence and respond to emerging industry standards and other technological changes in a timely and cost effective manner, and license leading technologies useful in our business.
--------------------------------------------------------------------------------

         We cannot assure you that we will be successful in responding to the above technological and industry challenges in a timely and cost-effective way. If we are unable to integrate new technologies and standards effectively, there could be an adverse effect on our results of our operations.

Our business plan is based, in part, on estimates and assumptions which may prove to be inaccurate and accordingly our business plan may not succeed.
-----------------------------------------------------------------------------

         The discussion of our business incorporates management's current best estimate and analysis of the potential market, opportunities and difficulties that we face. There can be no assurances that the underlying assumptions accurately reflect our opportunities and potential for success. Competitive and economic forces on marketing, distribution and pricing of our products make forecasting of sales, revenues and costs extremely difficult and unpredictable.

If we lose the services of a number of key employees, our business could suffer.
--------------------------------------------------------------------------------

         Our success is highly dependent upon the continued services of Jeremy Stein, an officer and member of our board of directors. In November 2002 we entered into an employment agreement Mr. Stein, there is no term to this agreement, Mr. Stein is an employee at-will. Mr. Stein's compensation is $120,000 per annum with any increases subject to review and approval by our board of directors. Although we entered into an employment agreement with this individual, the loss of his services would have a material adverse effect on our business. There can be no assurances that we would be able to replace this executive in the event his services become unavailable. We do not have any key-man life insurance on any of our employees.

Because we are subject to the "penny stock" rules, the level of trading activity in our stock, if any, may be reduced, which may make it difficult for investors in our common stock to sell their shares.
-------------------------------------------------------------------------------

         Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the SEC. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on Nasdaq.

         The penny stock rules require a broker-dealer, prior to transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

Michele Friedman, our Vice President of Sales and Marketing and a member of our Board of Directors, will have the ability to significantly influence our affairs, which could result in actions taken of which other stockholders do not approve.
-------------------------------------------------------------------------------

         Michele Friedman, our Vice President of Sales and Marketing and a member of our Board of Directors currently owns approximately 36.0% of our outstanding common stock and upon completion of the sale of the shares offered by this prospectus will own 35.0% of our outstanding common stock. Accordingly, Ms. Friedman has the ability to control or significantly influence all of our policies by reason of such stock ownership and voting rights. This concentration of ownership may also have the effect of delaying or preventing a change in control of iGames and could adversely affect the market value of our common stock. iGames and could adversely affect the market value of our common stock.

                           FORWARD-LOOKING INFORMATION

         Some of the statements contained in or incorporated by reference in this prospectus discuss our plans and strategies for our respective businesses or state other forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "plan," "intend," "should," "seek," "will," and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. These forward-looking statements reflect the current views of our management. However, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements, including those identified under "Risk Factors" and elsewhere in this prospectus.

         We assume no obligation to update any forward-looking statements contained in this prospectus, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

         Since the only shares being offered by this prospectus are owned by selling shareholders, we will not receive any proceeds from the sale of these shares. However, if the common stock purchase warrants are exercised by the selling shareholders, we will receive proceeds in the form of the exercise price. The warrants issued to the selling shareholders for up to 1,500,000 shares of our common stock have an aggregate exercise price of $1,500,000. If we receive any proceeds from the exercise of the warrants, we expect to use them for working capital.

         We estimate that our expenses in connection with this offering will be approximately $50,000.

                                 CAPITALIZATION

         The following table sets forth, as of December 31, 2002, on an actual basis and on a pro forma basis taking into account the issuance of the 3,920,000 shares of iGames common stock offered under this prospectus upon the exercise of the common stock purchase warrants previously issued to the selling shareholders. This information should be read in conjunction with our financial statements and the related notes appearing elsewhere in this prospectus.

         As of April 4, 2002, we have increased our authorized share capital to 55,000,000, of which 50,000,000 is common stock and 5,000,000 is preferred stock. None of our shares of preferred stock is outstanding as of the date of this prospectus.

                                                          December 31, 2002
                                                    ----------------------------
                                                       Actual       Pro Forma(1)
                                                    ------------    ------------

Short-term debt ................................    $   100,000     $   100,000
Long-term debt .................................              0               0
Common stock, $0.001 par value; 50,000,000
shares authorized, 11,125,000 shares issued
and outstanding and 12,995,000 pro forma .......         11,125          12,995
Additional paid-in capital .....................      2,763,980       4,639,530
Accumulated deficit ............................     (2,149,575)     (2,373,975)
                                                    -----------     -----------

         Total shareholders' equity ............        625,530       2,278,550
                                                    -----------     -----------

Total capitalization ...........................    $   725,530     $ 2,378,550
                                                    ===========     ===========

(1) Represents the exercise of 1,500,000 warrants offered in this registration at an exercise price of $1.00 per share as well as 370,000 shares of our common stock that were issued subsequent to December 31, 2002. The Company will recognize $224,400 in additional expenses related to the issuance of these shares as well as record $153,000 in additional equity related to the acquisition of intellection property from Lake Street Gaming.

                               PLAN OF OPERATIONS

         Overview

         We have historically generated limited operating revenues, having generated only $140,307 of revenues since inception and as of December 31, 2002. Our management believes that we have adequate funds to meet our financial needs and carry out our marketing plan for the next 12 months. In order for the Company to realize its goal of releasing a new software product every 9-12 months and successfully marketing its existing software products on an international level, it will be required to successfully complete an additional public or private financing.

         We intend to expand operations through the development of our license model and the addition of new software products. Should we not complete suitable financing, we will continue operating, with the expectation that revenue will continue to increase on a quarterly basis. If we raise adequate financing, we expect to add 10-20 employees during the next twelve months. If we are unable to obtain necessary financing, we will add employees only as cash flow allows. There are presently no plans to purchase a new facility or significant new equipment.

Results of Operations

         The following discussion of the results of operations, financial condition and liquidity should be read in conjunction with iGames Entertainment, Inc. financial statements and notes thereto for the period ended March 31, 2002 appearing in our most recent annual report on Form 10-KSB as filed with the Securities and Exchange Commission.

Overview

         During the nine months ended December 31, 2002, we realized revenues from the sale of our "slot machine anti-cheating device" known as the Protector device. Accordingly, we believe that we are no longer in the development stage. In addition to the sale of our Protector device, we intend to license internet and land-based casino gaming software and provide related support, maintenance and management consulting services. We believe that we have adequate funds to meet our financial needs and carry out our marketing plan and to realize our goal of releasing new software products and successfully market our existing software products on an international level.

Critical Accounting Policies

         A summary of significant accounting policies is included in Note 2 to the audited financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2002. We believe that the application of these policies on a consistent basis enables us to provide useful and reliable financial information about our operating results and financial condition.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

         Revenue from products licensed is recorded when the software has been delivered in accordance with AICPA Statement of Position 97-2 "Software Revenue Recognition". Revenue attributable to undelivered elements, including maintenance and technical support will be recognized with the initial licensing fee upon delivery of the software. Maintenance and customer support fees are to be included in the initial licensing fee since the license period is for one year or less, and the estimated costs of providing these services are insignificant. Estimated costs of providing these services are accrued when revenues are recognized.

         Revenues from the sale or lease of products are recognized as earned when the sale is completed, or over the lease term; as appropriate. Per user fees are fees charged to customers that access and use the Company's software products. Revenue is recognized when the software product is accessed.

         Revenues from major software customization or enhancements sold separately or included in multiple element arrangements will be recognized using the "percentage-of-completion-method" as prescribed by SOP 81-1 and ARB No. 45, recognizing revenue relative to the proportionate progress on such contracts as measured by the ratio of which costs incurred by the Company to date bear to total anticipated costs on each project.

         We account for intangible assets as follows: licensing and patent agreements are stated at cost. The recoverability of the license and patent agreements is revaluated each year based upon management's expectations relating to the life of the technology and current competitive market conditions. Based upon management's expectations they believe that no impairment of its license agreement and patent exists at December 31, 2002.

         We account for stock transactions in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." In accordance with Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," we adopted the pro forma disclosure requirements of SFAS 123.

RESULTS OF OPERATIONS

         For the period May 9, 2001 (inception) through March 31, 2002 we generated revenues of $40,000. These revenues were derived from consulting sources and therefore no associated costs were incurred. For the nine months ended December 31, 2002 we generated revenues of $100,307 as compared to $40,000 for comparable period ended in 2001. Cost of goods sold for the nine months ended December 31, 2002 was $18,606 generating a gross profit of $81,701 (81%). Sales generated for the period ended December 31, 2001 were derived from consulting sources and had no corresponding cost of sales.

         Salaries and benefits for the period May 9, 2001(inception) through March 31, 2002 were $55,043, as we had only one full-time employee at that time. Salaries and benefits for the nine months ended December 31, 2002 were $194,457 as compared to $0 for the period ended December 31, 2001. This increase was due to the hiring of personnel for sales and administration purposes during the nine months ended December 31, 2002. During most of the period ended December 31, 2001 we had minimal staff.

         Non-cash compensation for the period May 9, 2001 (inception) through March 31, 2002 was $0. Non-cash compensation during nine months ended December 31, 2002 was $851,330 and consisted of common stock issued to employees and consultants for services rendered. During the period from inception (May 9, 2001) to December 31, 2001, we incurred $0 non-cash compensation.

         Professional fees for the period May 9, 2001 (inception) through March 31, 2002 were $67,649 and were related to filing our initial SB-2 and the resulting audits that were required. Professional fees were $152,163 for the nine months ended December 31, 2002 as compared to $56,734 for the period from inception (May 9, 2001) to December 31, 2001, an increase of $95,429 or 168%. This increase was due to an increase in our operating activities including the cost of the registration of our patents and our licensing agreements as well as the filing of our Form SB-2 and our other public filings.

         Advertising expenses for the period from May 9, 2001 (inception) through March 31, 2002 were $0. Advertising expense for the nine months ended December 31, 2002 was $48,454 as compared to $0 for the period from May 9, 2001 (inception) through December 31, 2001. The increase in advertising expenses was due to the completion of the development phase of our business plan and the further execution of our marketing plan.

         Research and development costs from May 9, 2001 (inception) through March 31, 2002 were $219,677 and consisted with initial development of our products to include our Protector device. Research and development costs were $123,697 for the nine months ended December 31, 2002 as compared to $101,167 for the period from May 9, 2001 (inception) through December 30, 2001 an increase of $22,530 or 22%. The increase is due to the completion of the development of our Protector product as well as the further development of our internet gaming based software products.

         Travel and entertainment costs for the period from May 9, 2001 (inception) through March 31, 2002 were $69,149. Travel and entertainment was $85,192 for the nine months ended December 31, 2002 as compared to $55,214 for the period from May 9, 2001 (inception) through December 31, 2001, an increase of $29,978 or 54%. The increase in travel and entertainment is directly attributable to the execution of our marketing plan to include the approval of our Protector product by the Nevada Gaming Commission.

         Rent for the period from May 9, 2001 (inception) through March 31, 2002 was $30,797. Rent for the nine months ended December 31, 2002 was $46,183 as compared to $15,408 for the period from May 9, 2001 (inception) through December 30, 2001. The increase was due to our renting of facilities for the entire nine month period in 2002, which was not the case in the 2001 period.

         Other general and administrative costs for the period from May 9, 2001 (inception) through March 31, 2002 were $138,526 and consisted primarily of insurance, office supplies and printing as well as other initial costs associated with the commencement of our operations. Other general and administrative costs for the nine months ended December 31, 2002 were $170,037 as compared to $104,124 for the period from May 9, 2001 (inception) through December 31, 2001, an increase of $65,913 or 63%. The increase was due to further execution of our business plan. These costs consist of primarily depreciation, amortization of intangibles, insurance, office supplies and equipment, royalty fees and printing.

         Interest expense incurred from May 9, 2001 (inception) through March 31, 2002 were $2,083 additionally we recognized $5,244 in interest income during the same period related to our outstanding cash balances.. We incurred interest expense of $22,989 for the nine months ended December 31, 2002 relating to our financing in March 2002 consisting of notes payable of $250,000. Additionally, we recorded $906 in interest income relating to our cash balances during the current fiscal year.

         We reported a net loss for the period from May 9, 2001 (inception) through March 31, 2002 of $537,680. Our net loss for the nine months ended December 31, 2002 was $1,611,895 as compared to a net loss for the period from May 9, 2001 (inception) through December 31, 2001 of $291,334.

Our overall per-share loss for the period from May 9, 2001 (inception) though March 31, 2002 was $0.08 per share. Additionally, we incurred an overall per-share loss of $.17 for the nine months ended December 31, 2002 compared to a per share loss of $.04 for the period from May 9, 2001 (inception) through December 31, 2001.

LIQUIDITY AND CAPITAL RESOURCES

         Our available cash balance at December 31, 2002 was approximately $314,000; and is approximately $194,000 at January 31, 2003. From inception through December 31, 2002, we raised an aggregate of approximately $1.74 million in capital through the sale of shares pursuant to a private placement made in accordance with Rule 506 under the Securities Act of 1933. In addition, we issued for $250,000 to a single investor, two 10% convertible promissory notes due September 1, 2002; pursuant to the exemption afforded by Section 4 (2) of the Securities Act of 1933. During October 2002, such investor converted a $150,000 note into 300,000 shares of our common stock, at the present time the investor has not indicated that the remaining note of $100,000 will be converted into equity or called for payment.

         During the period from inception through March 31, 2002, we used approximately $0.5 million funds for operations, and used approximately $0.4 million for investment activities.

         During the nine months ended December 31, 2002, the Company used net cash of approximately $775,000 from operations. This consisted of a net loss of approximately $1,612,000 and increases in our operating assets of $78,013 offset by non-cash compensation from the issuance of common stock for services of $851,330, depreciation and amortization expense of $36,035 and increases in our liabilities consisting of accounts payable and accrued expenses of $27,078. Additionally, the Company had net cash flows from financing activities of $652,500. This consisted of $750,000 in gross proceeds from a sale of units of our common stock and stock purchase warrants offset by offering costs of $97,500.

         Additionally, during the nine months ended December 31, 2002, the Company entered into its first contract to sell and support its slot machine anti-cheating device to a major cruise line, and has entered into negotiations with several other companies. There are presently no plans to purchase a new facility or significant new equipment. We are actively seeking additional sources of capital that will enable us to achieve our long-term objectives of marketing our product lines. However, we may not be able to obtain such capital on acceptable terms or conditions, in such event we may have to modify our business plan.

RECENT ACCOUNTING PRONOUNCEMENTS

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002." This standard rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements" and excludes extraordinary item treatment for gains and losses associated with the extinguishment of debt that do not meet the APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" ("APB 30") criteria. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB 30 for classification as an extraordinary item shall be reclassified. SFAS No. 145 also amends SFAS No. 13, "Accounting for Leases," as well as other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The Company is required to adopt SFAS No. 145 effective January 1, 2003 and does not expect that it will have a material impact on its financial condition or results of operations.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This standard addresses financial accounting and reporting for costs associated with exit or disposal activities and replaces Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" ("EITF 94-3"). SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for exit costs, as defined in EITF 94-3, was recognized at the date of an entity's commitment to an exit plan. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated by the Company after December 31, 2002.

CONTROLS AND PROCEDURES

As required by Rule 13a-15 under the Exchange Act, the Company carried out an evaluation of the effectiveness of the design and operation of the Company's disclosure controls and procedures. This evaluation was carried out under the supervision and with the participation of the Company's management, including the Company's Chairman, Chief Executive Officer and President and the Company's Chief Financial Officer. Based upon that evaluation, the Company's Chairman, Chief Executive Officer and President and the Company's Chief Financial Officer concluded that the Company's disclosure controls and procedures are effective. There have been no significant changes in the Company's internal controls or in other factors, which could significantly affect internal controls subsequent to the date the Company carried out its evaluation.

Disclosure controls and procedures are designed to ensure that information required to be disclosed in Company reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in Company reports filed under the Exchange Act is accumulated and communicated to management, including the Company's Chairman, Chief Executive Officer and President and the Company's Financial Officer as appropriate, to allow timely decisions regarding required disclosure.

         Risks and Uncertainties

         We have identified that there is uncertainty in North America relating to the lawfulness of Internet gaming. As such, notwithstanding that we may, directly or through licensees, operate in jurisdictions where such business is lawful if licensed, governments elsewhere, including the federal, state or any local governments in the United States may take the position that iGames Casinoware is being played unlawfully in their jurisdiction. Accordingly, we may face criminal prosecution in any number of jurisdictions, either for operating an illegal gaming operation, or as aiding and abetting others, such as our licensees, in operating an illegal gaming operation.

         We have not devoted any of our limited resources to investigating the legal climate in which we operate. Many of the issues facing iGames are the same as those facing all other e-commerce providers, as current laws are not clear as to who, if anyone, has jurisdiction over Internet based commerce. As we note elsewhere in this prospectus, a number of proposals have been presented in the United States congress to expressly ban Internet gaming, although none of these proposals have yet been enacted. Although we intend to do business worldwide, any enforceable ban on Internet gaming in the United States would have a material adverse effect on the Company's business and both its short-term and long-term liquidity and its revenues from operations.

                                 DIVIDEND POLICY

         We have not paid any cash dividends on our common stock since our formation. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend on our earnings, capital requirements, financial condition and other relevant factors. Our board of directors does not presently intend to declare any dividends on our common stock in the foreseeable future. We anticipate that all of our earnings and other resources, if any, will be retained by us for investment in our business.

                                    BUSINESS

Overview

         iGames Entertainment is a developer of gaming and security systems for the hospitality, cable, gaming and sports betting industries within regulated jurisdictions. Founded with the aim of producing government approved casino gaming software, iGames Entertainment specializes in the creation of proprietary technology that allows guests or residents within legal jurisdictions to remotely wager on sporting events or play multi-player casino style table games through a customized, branded casino. iGames Entertainment's other products include a technology infrastructure for management of remote and "in room" gaming through set top boxes, as well as patented slot security technology.

         Unlike many other providers of casino operating software, iGames Entertainment has never permitted its licensees to accept wagers from the United States or any jurisdiction in which remote gaming is not legal. iGames Entertainment has developed a comprehensive multi-player networked gaming platform, supporting a diverse range of gaming and entertainment applications.

         Our technical and development staff is comprised of experienced professionals with a knowledge base covering all aspects of game development including Java programmers, graphic designers, 3D modelers and web developers. Our proprietary gaming software is developed from our South Florida offices with a creative services department specializing in full multimedia site production, including 3D walk-through environments, video streaming and sound production.

         Our suite of gaming products enables our partners to offer their customers a reliable and secure gaming experience utilizing proven technology, completely new wagering opportunities and an integrated administrative back-end with multiple reporting functions including real time player tracking.

         We were originally incorporated in the State of Florida on May 9, 2001 under the name Alladin Software, Inc. On June 25, 2001, we changed our name to iGames Entertainment, Inc. On July 10, 2001, iGames Entertainment, Inc. was incorporated in Nevada, and iGames Entertainment, Inc., a Florida corporation, became a wholly-owned subsidiary.

Recent Developments.

         On February 15, 2002, we acquired the world-wide patents, trademarks and rights for a slot machine and video poker machine security product know as the Protector from IntuiCode, LLC in consideration for $100,000, a royalty of 50% of the gross sales price of all units sold, and $7,500 per month for a one year period for technical support. Jeremy Stein, our Chief Executive Officer, President and a director, is a principal member of Intuicode, LLC.

         The Protector is a combination of hardware and software "firmware" that is designed to prevent cheating in slot machines and video poker machines. Management believes the Protector possesses certain qualities making it entirely unique in the industry.

         Unlike previous solutions that have been somewhat effective on only a few cheating methods, the Protector (TM) completely denies access to the slot machines of all major manufacturers, and has been proven effective on all known methods of hopper cheating, including, but not limited to:

 * Magnets
 * All Snake Optic Wands
 * Wire Hangers
 * Monkey Paws
 * Kick Stands
 * Shims and Sliders

The Protector (TM) can stop theft at the point of attempt for virtually every form of slot machine cheating.

         The Protector works universally with the following brands of slot machine and video poker machine platforms, which collectively constitute more than 90% of the approximately four million regulated and non-regulated machines currently operated globally: IGT, Bally Gaming, Williams, Aristocrat, Konami, Sigma, Coderi, Unidesa, Franco and Acres brands of slot machines and machine platforms. IGT, which is the dominant market leader with an estimated 60% market share, shipped 12,600 new machines in the first quarter of 2002.

         Further, Management believes that a combination of trends should bolster market growth for slot machines and video poker machines in the near future, and therefore provide a significant market for the Protector. First, there are additional new jurisdictions globally. Second, though the U.S. economic outlook may be improving, state budgets will likely continue to be tight, providing an additional incentive for states to seek new sources of revenue, such as casinos.

Principal Products and Services and Principal Market.

         iGames Protector - iGames Protector is the only patented product that will protect all brands of slot and video machines from known forms of hopper cheating. Through a strategic acquisition, the intellectual property for the early version of "Protector" was acquired. Since the acquisition, the Protector has been further enhanced and testing has begun.

         The Protector will offer protection from all major forms of slot hopper cheating including; magnets, all snake optic wands, wire hangers, monkey paws, kick stands, shims and sliders. Industry research shows us that slot and video machines account for 69% to 75% of a casinos revenues and profits.

         Research tells us that slot cheating has accounted for hundreds of millions of dollars in losses to the casinos. We also know that over 29% of all the listings in the Nevada Black Book are slot cheats, yet studies show that 97.1% of all slot cheats never get caught.

         A rigorous internal testing period concluded April 29, 2002. The company has received approvals from the Nevada Gaming Board, Gaming Laboratories International(GLI) and the New Jersey Division of Gaming. Additional jusridiction are pending. Through December 31, 2002 we have generated $100,307 in revenues through sales of our Protector device to Royal Carribean Cruise Line and various Nevada based gaming establishments.

         The Protector will be sold through two venues; direct sales and both exclusive and non-exclusive distributors. Within those two channels, the Protector can be purchased outright, financed or leased. Details on pricing will be covered in detail later. However, the device will retail for $129.99 to $249.95, can be financed for $10.00 to $15.00 per month for 12 months, or leased for 2 years for $8.50 to $12.00.

         iGamesTV- iGames TV is a technology which allows hotel guests and MSO's (Cable-Multiple Service Operators) subscribers access to interactive sports wagering, traditional casino games or concierge services. Interactive gaming is the latest trend in Europe today.

Hotel, casino and MSO operators who offer the iGamesTV interactive set-top-box or content will provide a new level of entertainment for their customers. Other features of iGamesTV include Video On Demand, live chat, target advertising and promotional opportunities as well as an optional DVD and CD player.

         iGamesTV can be licensed two ways. For hotels, casinos and other facilities the iGamesTV set-top box or kiosk can be installed and the content is hosted internally through an on location game server through an existing LAN. iGamesTV has also been developed with the home cable subscriber in mind. MSO's can have access to the games applications as additional content for their existing subscribers. iGamesTV content has been developed to integrate with most existing middle ware platforms as well. iGamesTV content will be licensed through a revenue share program with the facility or content provider.

         The iGamesTV content will be made available to the home subscriber for $9.95. For the home subscriber, this will be a yearly fee. For the hotel guest, this will be a daily fee. Based on the nature of the license, a percentage of the fee ranging from 10% to 50% will be shared back with the license. If iGamesTV is licensed through the set-top box and deposit of $100.00 per box will be required. iGamesTV will be an alternative for both hotel and cruise ship operators as well as MSO's. Both are looking to expand their offering in a cost effective manner.

         iGamesTV allows hotel and cruise ship operators to extend their gaming opportunities beyond the casino floor. Convenience, privacy and uniqueness will make iGamesTV a successful proposition. For MSO's, strategic discussions have shown that casino gaming content is a very strong product for the home consumer. MSO's are just now looking at content providers who are well positioned to help them capture this market. Management believes that iGamesTV can effectively serve that market.

         iCasinoware - Management believes that iCasinoware is the most advanced, instant play casino gaming system available today. Featuring visually stunning 2D or 3D graphics, realistic sounds and multi-player environments. iCasinoware features a selection of 21 classic casino games; including Blackjack, Craps, Texas Hold-Em, Caribbean Stud Poker, Baccarat, Roulette, slots, Video Poker and many more.

         iCasinoware is built around a fully integrated client/server-based software package which will deliver customized solutions in three key areas: gaming software, the games server, and management (back office) software. The "back-end" or administrative reporting tools can provide the operator with numerous reporting and tracking benefits right at your fingertips. Real time player tracking, transfers, new accounts and player stats and bonus-rewards programs are just a few of the tools available with iGames iCasinoware. iCasinoware is priced at $50,000 to $150,000 per license, depending on level of customization or personalized features. This licensing fee includes the software, support and customization.

         iCasinoware is being marketed to land based casinos, in both the United States and abroad, as well as other hospitality and gaming sources such as cruise ships and Para-mutual establishments. iGames will have success marketing this software because these entities are just now beginning to recognize the value both short term and long term of offering online gaming through their websites. The aim initially is to extend the brand, offer bonus rewards and benefits, but it is ultimately being done to poise them to take advantage of any positive legislation that will allow them to offer the games within their respective jurisdictions.

         iCasinoware is made for this market segment. It offers a licensee the opportunity to customize many aspects of the game and experience. Further, the download capability of the shockwave based software is more adaptable to a site that offers general information about a particular resort or facility as opposed to an online gaming site.

         Management believes the integrated iCasinoware product once approved by Nevada, will be a viable product for our company. The product provides both an attractive and easy to use front end, as well as a robust, secure administrative back-end featuring real time reporting and player tracking.

         Set forth below are our current and anticipated software products.
--------------------------------------------------------------------------------
Name of Product             Anticipated Release         Brief Description
                                   Dates
--------------------------------------------------------------------------------
iGames TV Set Top Box             Current               Television set top box
                                                        which allows Interactive
                                                        online gaming. Targeted
                                                        customers include
                                                        hotels, cruise ships and
                                                        MSO's. Marketing
                                                        includes the United
                                                        Kingdom, Asia, and, when
                                                        approved, Nevada, USA.

--------------------------------------------------------------------------------
SMS Wizard                        Current               Software which allows
                                                        two-way SMS mobile text
                                                        messaging. Marketed to
                                                        large corporations.
                                                        Allows licensees to
                                                        provided branded sports
                                                        alerts, financial
                                                        alerts, weather and
                                                        traffic alerts and
                                                        advertising directly to
                                                        mobile phone and
                                                        wireless device
                                                        subscribers.

--------------------------------------------------------------------------------
iGames Casinoware                 Current               Suite of 21 customizable
                                                        casino games utilizing
                                                        Shockwave technology.
                                                        Also provides
                                                        administrative reporting
                                                        tools. Currently
                                                        marketed to Nevada and
                                                        hotels and casinos in
                                                        legal jurisdictions as a
                                                        free-for-play product to
                                                        generate interest.

--------------------------------------------------------------------------------
Protector                         Current               Anti-cheating firmware
                                                        for slot/video machines.
                                                        Target customers include
                                                        all casino operators and
                                                        slot/video machine
                                                        manufacturers.

--------------------------------------------------------------------------------
Table Games                      April 2003             Various new card games
                                                        for the gaming industry
                                                        to include Table-Slots
                                                        our first marketable
                                                        table game product.

Customers

We must focus on four specific target markets.

         1. Established land based casinos both in the United States and Internationally. These companies have the resources and ability to pay for our products. Further, research shows they are actively moving online with either games for free or play for real. Finally, they have the exposure do to their size, and being in the public eye to need and want to prevent theft and all the negative ramifications.

         2. MSO's (cable-multiple service operators) located in established gaming areas. Companies such as Cox Business Services Hospitality Network have an established network both commercially with resorts and directly to the home subscriber for interactive subscription based content. Further, we know that these very same companies are actively seeking gaming content to enhance their established offerings.

         3. Non regulated established. Cruise ships, as well as much of the Caribbean, central and South America provide an opportunity to license our products immediately with no regulatory approval. In many instances certain iGames products such as the Protector are even more attractive due to their limited security capabilities as well as their inability to prosecute any slot machine cheats.

         4. Strategic partners are a key target market. In order to achieve maximum market penetration, accelerated licensing, and immediate revenues, we are actively seeking to develop relationships with those companies that can act as distributors or key partners for some or all of our products.

Income Streams.

         We plan to draw our revenues from several sources, including:

         * Customized casino software applications

         * Sales or leasing of the Protector slot security device

         * Distributor Licensing fees and revenue share on Protector

         * Content Licensing of iGamesTV Set Top Box "pay for play" entertainment

         * Technology, support, maintenance and consulting fees

License of Individual Entertainment Software.

         We recently developed a full suite of online casino games including poker, black jack and slots, which can be purchased by private or individual licensees and used either on the Internet, in intranets, hotel systems, airlines, and in a variety of different settings.

         As we develop additional entertainment products and games for potential licensees, we will also add new games to our sale of software to individual or private users, either through our corporate website or in a retail setting. In addition to the sale of "traditional" games, we have been approached by potential licensees who require software development of virtual entertainment products, and entertainment products that have their roots in "traditional" games but have very different application and use. There can be no assurances that any of these potential licensees will become actual licensees of our software.

         Various hotels and land-based casinos are looking at creating an online presence and extending their brand to a world-wide audience to generate increased awareness and loyalty from their constituents. We see this as a new area of commercial software development and license fees. No agreements have yet been signed to develop such software.

Gaming Software Development.

         We currently offer to potential licensees our iGames Casinoware product, a 21 game suite for online casinos including such favorites as: blackjack, poker, craps, roulette and slots. Games may be set for "play for fun" mode or play for real to licensed online casinos in accepted jurisdictions.
A full "turnkey" casino package will sell for $25,000 to $150,000 (U.S.) depending on package chosen. Additional fees will be charged to licensees for "per client usage," maintenance and technical support fees. We intend to begin development on our second and third interactive gaming solution including a horse racing application with live streaming video and an interactive poker game using video of human dealers and players. However, to date we have made no sales of our Casinoware applications.

SMS Wizard CD Rom.

         We presently develop customized wireless platforms that we believe will benefit not only the online gaming industry, but a variety of other businesses both online and traditional corporations world-wide through the use of two-way SMS mobile text messaging. Through our strategic alliances with wireless and cell phone providers, we intend to offer sports alerts, financial alerts, weather and traffic alerts and advertising directly to mobile phone and wireless device subscribers.

         Our proprietary software package "SMS Wizard" is presently available as a CD ROM product. Using this unique software, businesses may send informational text messages and advertising to an existing client base anywhere in the world, directly to a cell phone, WAP enabled device or PDA. The SMS Wizard software is downloadable on a standard PC, and will enable any business to create user groups or categories to an unlimited database. A text message may be typed and sent to the cell phone or hand held device instantaneously, to any predetermined or specified group, or the entire database. For instance, for the gaming industry, sports scores, injury reports or news may be sent to paying subscribers of any web site or business. For the brokerage industry, a specific investor may choose to receive financial market news or alerts, ipo alerts or specific news directly to his/her cell phone with the web site link or firm number encoded in the message for immediate call back to a registered broker.

         We anticipate that revenues from the SMS Wizard software will be realized through:

         * per subscriber basis, at $19.95 per subscriber; and

         * bulk SMS messages purchased by licensees, ranging anywhere from $0.04 to $0.10 per message, depending on volume passed through our "gateway" to cellular providers.

         Upon sufficient funding, we will seek experienced and recognized marketing groups to secure licensing and promotional agreements for sale and usage of the SMS Wizard software.

New Products.

         In addition to our current products, we plan to develop other security and land based casino products. We have set a goal of releasing a new software product approximately every 9 to 12 months. In order for us to realize this goal of new software product releases and successfully marketing our existing software products, we will be required to successfully complete additional public or private financing. There can be no assurance that we will in fact be able to raise the amounts of capital necessary to implement this plan.

         We intend to develop new and innovative table games for regulated gaming jurisdictions that will entice new players and increase table game revenues. We anticipate to lease our first table game, "Table-Slots" that will combine slot playing and standard table gaming. We hope to introduce this offering in the second quarter of our fiscal year 2004.

Business Strategy and Implementation.

         We believe that even a small transfer of the global gaming market to us represents an opportunity. The technology is new, but the business of gambling is not. We are not attempting to create a new market, since we believe the global market is already in place.

         We feel that we are well positioned to be a leader for a new generation of gaming software companies who have professional management, adequate funding and industry knowledge. To this end, we have created an integrated program that will allow us to gain a foothold in the industry. Management believes that revenues from the sale of licenses of proprietary applications are expected to provide the necessary cash flow to fulfill our plan and reach the critical size necessary to be successful.

         iGames Entertainment will focus on differentiating ourselves from just cookie cutter gaming software providers, to extending the brand of land based operators and MSO's by designing customized games and applications. iGames Entertainment will not be seen as the cheapest or least expensive alternative, but highly customizable and technologically advanced.

         iGames Entertainment will be seen as a company that can address broader issues on multiple fronts, that all affect revenues. We will position ourselves as focusing on the gaming, and entertainment sectors. We will create an image that we not only have an advanced product for entertainment, but also for slot hopper protection. iGames Entertainment is built on the fact that the hospitality and gaming industry has grown substantially over the last ten years. As market saturation increases, these companies are more focused on increasing revenues and brand recognition while growing profit margins. Companies involved in the hospitality and gaming industry are seeking innovative products and venues to do just that. Through proprietary development and targeted acquisitions iGames Entertainment can offer these companies solutions that expand revenue proprietary, extend their brand to previously untapped markets and protect revenue loss and margin erosion.

         iGames Entertainment is in the business of licensing advanced and realistic remote gaming entertainment products for land based casinos as well as providing those same companies with a patented product to prevent slot theft. iGames current stable of products: iCasinoware, iGamesTV and the Protector positions iGames to have a significant market presence with land based gaming and hospitality companies for both remote and in-room entertainment as well as slot machine security and loss prevention. For the iCasinoware and Protector products, we need to focus our offerings on established brick and mortar land based casinos as a key market in which we should participate. This means the global brands which cater to an international clientele as opposed to those less established casinos and resorts that cater to a more local clientele. Our product quality and ability to customize all aspects of our casino are more clearly differentiated in this segment.

         With the Protector , we need to focus on Nevada and New Jersey land based casinos and all non-regulated markets such as the cruise industry as key markets in which we should have a strong presence. By doing so, we can create immediate credibility and a domino effect amongst land based casinos, while within the cruise industry gain immediate entry of our product and generate immediate revenues.

         For the iGamesTV product, we need to focus our offering simultaneously from both a top down and bottom up approach. This means speaking both with resort operators directly, as well as MSO's, such as Cox, that have a large subscriber base within Nevada.

         1. Established land based casinos both in the United States and internationally. These companies have the resources and ability to pay for our products. Further, research shows they are actively moving online with either game for free or play for real. Finally, they have the exposure due to their size, and being in the public eye to need and want to prevent theft and all the negative ramifications.

         2. MSO's (cable-multiple service operators) located in established gaming areas. Companies such as Cox Business Services Hospitality Network have an established network both commercially with resorts and directly to the home subscriber for interactive subscription based content. Further, we know that these very same companies are actively seeking gaming content to enhance their established offerings.

         3. Non regulated established. Cruise ships, as well as much of the Caribbean, central and south America provide an opportunity to license our products immediately with no regulatory approval. Certain iGames products such as the Protector are even more attractive due to their limited security capabilities as well as their inability to prosecute any slot thieves.

         4. Strategic partners are a key target market. In order to achieve maximum market penetration, accelerated licensing, and immediate revenues, we are actively seeking capabilities to form the appropriate capabilities with those companies that can act as distributors or key partners for some or all of our products.

Competition.

         Our research shows that competition will vary form one product line to another. Further, research shows that our position in the marketplace, reasons for product purchase and competitive products vary between each product.

         iCasinoware - In regards to iCasinoware and iGamesTV, our research shows that our main competitors are Dot Com Entertainment Group, Chartwell Technology and WagerWorks. Both Dot Com Entertainment and Chartwell Technology have previously licensed their software to offshore operators. WagerWorks has been in the gaming industry for many years, as a subsidiary of Slot Manufacturer Silicon Gaming.

iGamesTV

         Further research in regards to iGamesTV shows that competition to provide content that is compatible with most platforms of middle ware will currently come from WagerWorks, which we have previously discussed. However, competition for the in room set top box lies with the same companies that we are actively pursuing strategic relationships with. These would include Cox Business Services Hospitality Network, Liberate, and Lodgenet.

Protector

         In regards to the Protector , slot manufacturer IGT has made thirteen attempts over the last ten years to address slot hopper cheating. None have been successful. As of the date of this plan, Management believes that there are no products competing with the Protector. Competition will arise from whether the casinos recognize the problem, and are willing to allocate funds for a problem that research and statistics show does exist. Further, stealing is not a problem that casinos, which in many cases are publicly traded companies, care to publicize and readily admit. Also, because of their inability to calculate the hopper balance at any given time, detecting their losses and therefore their savings will not be easy.

         Although there has been an introduction of coinless machines, the vast majority of slot machines are those with hoppers, thus making them extremely vulnerable. Competition will stem from industry mentality and willingness to spend funds to solve a problem that has been swept under the "corporate" rug and is difficult if not impossible to calculate.

Research and Development.

         Present allocations to research and development are 0% of total expenses due to our current level of working capital. Subject to receipt of adequate financing, our intention is to spend between 10-15% of future revenues on development of new software products and services.

         Our research and development expenses to date have included the purchase of certain of the intellectual property included in our products, as well as consulting fees and salary for our technical consultants and employees, respectively.

Intellectual Property.

         We will principally rely upon patent, copyright, trademark and trade secret laws, license agreements and employee nondisclosure agreements to protect our proprietary rights and technology. Since these laws and contractual provisions provide only limited protection, we rely more upon proprietary know-how and continuing technological innovation to develop and maintain our competitive position. Insofar as we rely on trade secrets, unpatented know-how, and innovation, there is no assurance that others will not independently develop similar technology or that secrecy will not be breached.

         We have not received any claim that we are infringing any patents. However, there can be no assurance that third parties may not assert infringement claims against us, which claims we would be required to defend at considerable expense or enter into arrangements requiring us to pay royalties or other damages, any of which could materially and adversely affect our business.

         We plan to apply to register the trademarks "iGames Casinoware", "SMS Wizard", "Table-Slots" and "iGames TV" in the United States and Canada.

Governmental Regulation.

         As a software development company, we do not operate Internet casinos and do not directly have income from gaming activities. We develop the software applications for online gaming and entertainment. We offer our suite of tools similar to traditional manufacturers of Bingo cards, lottery tickets or poker chips. Since we do accept wagers, we believe that existing U.S. online gambling regulations are not applicable to us. However, as an industry participant in the online e-gaming industry, it is important to note the regulatory environment in this industry.

         We believe that our business is not presently regulated by any governmental entity. However, while we provide only the gaming software solution to our licensees, a government may take the position that we are an integral component of our licensees' businesses, because in some cases, the software may run on our servers.

         Many countries are currently analyzing the issues surrounding wagering on the Internet. More particularly, they are considering the merits, limitations and enforceability of prohibition, regulation or taxation of Internet wagering transactions. There are significant differences of opinion and law between countries such as the United States, Canada, Australia, Liechtenstein and Antigua. For example, in Queensland, Australia there is now regulation which authorizes and regulates Internet wagering; the United Kingdom has now chosen to sponsor a national lottery which will be operated over the Internet. Currently many Caribbean countries have now regulated Internet gaming.

         In the United States, on the other hand, ownership and operation of land-based gaming facilities are often regulated on a state by state basis. Certain of these Internet casino operators have been the subject of criminal complaints in the states of New York, Missouri and Minnesota. See, for example, Minnesota v. Granite Gate Resorts, Inc., 568 N.W.2nd 715 (1997); Missouri V. Interactive Gaming & Communications Corp., No. CV 97-7808 (Mo.Cit.Ct. 6\16\97) and New York V. World Interactive Gaming Corporation (filed 07/13/98, injunction granted 8/99).

         The United States Federal Interstate Wire Act provides language which among other things makes it a crime to use interstate or international telephone lines to transmit information assisting in the placing of wagers, unless the wagering is authorized in law in the jurisdiction from which and into which the transmission is made. There is also other similar legislation, which arguably can be used to limit or prohibit Internet gaming in the United States. Further, United States regulatory and legislative agencies have conducted study of the on-line wagering and through the National Gambling Impact Study, now intend to develop enforcement strategies to curtail Internet wagering in the United States. A changing regulatory environment in the US may impact the e-gaming industry and offshore e-gaming businesses in non-US countries which could provide a more serious impact if it interrupts the operation of iGames's casino clients.

         Governments around the world, including the federal, state or any local governments in the United States may take the position that our software is being played unlawfully in their jurisdiction. Accordingly, we may face criminal prosecution in any number of jurisdictions, either for operating an illegal gaming operation, or as aiding and abetting others, such as our licensees, in operating an illegal gaming operation.

         We have not devoted any of our limited resources to investigating the legal climate in which we operate. Many of the issues facing us are the same as those facing all other e-commerce providers, as current laws are not clear as to who, if anyone, has jurisdiction over Internet based commerce. As we noted above, a number of proposals have been presented in the United States congress to expressly ban Internet gaming, although none of these proposals have yet to be enacted. Although we intend to do business worldwide, any enforceable ban on Internet gaming in the United States would have a material adverse effect on our business.

Employees.

         We have four full-time employees, our Chief Executive Officer, two sales staff and one administrative staff member. Additionally, we have several outside consultants that include expertise in the fields of software development, website development and sales and marketing.

Item 2.  Description of Property.

         Our interim corporate headquarters is located at 301 Yamato Road, Suite 2199, Boca Raton, Florida 33431. This lease is terminable with 60 days notice. The total lease obligation is $3,378 per month. This office will also be replaced by larger premises should iGames be successful in its business strategy. There are currently no proposed plans for the renovation, improvement or development of the properties currently leased by iGames.

Legal Proceedings

         We currently are not a party to any material legal proceedings.

MANAGEMENT

Directors, Executive Officers and Key Employees

         The names and ages of our directors, executive officers and key employees, and their positions with us, are as follows:

Name                    Age    Positions
----                    ---    ---------

Jeremy Stein             35     President, Chief Executive Officer and Director
Michele Friedman         37     Vice President of Sales and Marketing, and
                                Chairman of the Board of Directors
Adam C. Wasserman        38     Chief Financial Officer
James W. Williams, Jr.   49     Chief Operating Officer and Director

         Jeremy Stein. Mr. Stein has served as our President and Chief Executive Officer and a director since June 2002. Mr. Stein has also served as the Chief Executive Officer of IntuiCode, LLC, a software development company, since 2000 and as a senior software engineer with Mikohn Gaming Corporation, where he worked until 2001. Prior thereto, he was a senior software engineer and director of Progessive Games, Inc. from 1995 to 1998 and the Chief Technical Officer of Emerald System, Inc. from 1993 to 1995. See "Related Party Transactions."

         Michele Friedman. Michele Friedman, one of our co-founders, has been our Vice President of Sales and Marketing and Chairman of the Board of Directors since our inception. Michele Friedman is also the co-creator and founder of CasinoSingles.com. Mrs. Friedman has served in a variety of sales and marketing positions for Nextel Communications (1996-1998) and IMI Inc. (1998-1999). Michele Friedman graduated in 1987 from East Michigan University with a bachelor's degree in consumer affairs, with a minor in marketing. Mrs. Friedman is responsible for our strategic direction and expanding strategic relationships.

         Adam C. Wasserman. Mr. Wasserman has served as our Chief Financial Officer since January 2002. He is the Chief Executive Officer and a principal at CFO Oncall, Inc. which provides accounting and other financial services. Prior to forming CFO Oncall, Inc. in October 1999, Mr. Wasserman had been an audit manager at American Express Tax & Business in Fort Lauderdale, Florida since July 1991. Prior to American Express Tax & Business, Mr. Wasserman worked at Deloitte & Touche, LLP in New York and was involved in auditing public and private companies, tax preparation and planning, management consulting, systems design, staff instruction and recruiting. Mr. Wasserman holds a bachelor's degree from State University at Albany, New York, which he received in 1986. He is a CPA (New York) and a member of The American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants.

         James W. Williams, Jr. Mr. Williams has served as our Chief Operating Officer and a director since July 2001. Mr. Williams has also served as the President of L.J.C., LLC, a media consulting company since 1994, and as a Producer/Director of SportsChannel Networks from 1988 to 1994. Prior thereto, he was a Senior Producer for Sunshine Network (1987-1988), an executive producer for WOIO TV, Cleveland (1985-1987), and an Executive Producer for Midwest TeleProductions (1982-1985).

Board of Directors

         All directors hold office until the next annual meeting of shareholders following their election or until their successors have been elected and qualified. Executive officers are appointed and serve at the pleasure of the board of directors.

Committees of the Board of Directors

         The board of directors currently has no committees.

Directors' Compensation

         Directors who also are our employees receive no compensation for serving on the board of directors. With respect to directors who are not employees, we intend to reimburse them for all travel and other out-of-pocket expenses incurred in connection with attending meetings of the board of directors and committees of the board. In addition, we granted 170,000 shares of common stock to Eric Rand, a former our outside member of our Board of

Directors, in connection with his initial tenure on the Board of Directors. In October 2002, Mr. Rand received an additional 150,000 shares of our common stock in connection with marketing and financial consulting services rendered. Mr. Rand resigned from our board of directors for personal reasons on February 10, 2003.

Executive Compensation

         The following tables set forth certain information relating to compensation paid or accrued by us for the past three fiscal years to our Chief Executive Officer and executive officers whose cash paid compensation exceeded $100,000 for the year ended March 31, 2002 (the "Named Executive Officers"). Only those columns which call for information applicable to us or the Named Executive Officers for the periods indicated have been included in such tables.

Summary Compensation Table
                                                                  Long Term
                                   Year    Annual Compensation   Compensation
                                   Ended   -------------------    Restricted
Name & Principal Position         Mar. 31  Salary ($) Bonus($)  Stock Awards(2)
-------------------------         -------  ---------- --------  ---------------
Michael Rideman, Former President
And Chief Executive Officer(1)      2002       -0-    $6,500        $125,000
______________

(1) Mr. Rideman served as our President and Chief Executive Officer from May 9, 2001 to April 30, 2002. Mr. Rideman was granted 250,000 shares of the Company's common stock which was recorded at $0.50 per share.

Option/SAR Grants in Last Fiscal Year

           Pursuant to an employment agreement date November 2002, Jeremy Stein, President and Chief Executive Officer was granted 250,000 options exercisable at the fair market value at the date of the grant expiring five-years from the date of the grant.

Employment Agreements

         In November 2002 we entered into an employment agreement with our President and Chief Executive Officer, Jeremy Stein, there is no term to this agreement, Mr. Stein is an employee at-will. Mr. Stein's compensation is $120,000 per annum with any increases subject to review and approval by our board of directors.

Limitations of Liability and Indemnification

         Articles VIII and IX of our Articles of Incorporation provide, among other things, that our directors and officers shall not be personally liable to us or our shareholders for damages for breach of fiduciary duty as a director or officer, except for: (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (ii) the unlawful payment of dividends.

         Accordingly, our directors and officers may have no liability to us or our shareholders for any mistakes or errors of judgment or for any act of omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or that results in unlawful distributions to our shareholders.

         Our Articles of Incorporation provide that we will indemnify our directors and officers to the fullest extent permitted by Nevada Revised Statutes, including circumstances in which indemnification is otherwise discretionary under the Nevada Revised Statutes. Our Articles of Incorporation also provide that to the extent that Nevada Revised Statutes is amended to permit further indemnification, we will so indemnify our directors and officers.

         Section 78.7502 of the Nevada Revised Statutes provides a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action suit or proceeding.

         Article Eleven of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of the Nevada Revised Statutes as the same may be amended from time to time.

         We do currently maintain directors' and officers' liability insurance.

         There are presently no material pending legal proceedings to which a director, officer and employee of ours is a party. There is no pending litigation or proceeding involving one of our directors, officers, employees or other agents as to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

         We have not entered into indemnification agreements with our directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                           RELATED PARTY TRANSACTIONS

         iGames has engaged IntuiCode, LLC to provide software development services to us. During the nine months ended December 31, 2002, we paid IntuiCode approximately $124,000. Jeremy Stein, our President and Chief Executive Officer, is also the Chief Executive Officer of IntuiCode. We believe the terms of IntuiCode's engagement are at least as fair as those that we could have obtained from unrelated third parties in arms-length negotiations.

         We currently do not have any policy regarding future transactions with related third parties.

                             PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 4, 2003, 2003 for (i) each of our directors and the Named Executive Officers, (ii) each person known by us to own beneficially 5% or more of the outstanding shares of any class of our voting securities and (iii) all directors and executive officers as a group.

                                               Number of Shares  Percentage of
Name and Address                                 Beneficially        Total
of Beneficial Owner (1)                            Owned (1)    Voting Power (2)
-----------------------                            ---------    ----------------
Michele Friedman (3)..........................     4,144,000            36.1%
Jeremy Stein (3)..............................       350,000             3.1%
Eric Rand (3)(7)..............................       499,000             4.3%
Bomoseen Associates, L.P. (5) (6) ............     2,000,000            16.0%
All Beneficial Owners, Executive Officers
and Directors as a Group(4 persons)...........     6,993,000            60.5%
____________________

(1) All shares are beneficially owned and sole voting and investment power is held by the persons named, except as otherwise noted.
(2) Based upon 11,495,000 shares of common stock outstanding at February 6, 2003 and reflecting as outstanding, with respect to the relevant owner, the shares which that beneficial owner could acquire upon exercise of options which are presently exercisable or will become exercisable within the next 60 days.
(3)      The address for Mr. Stein and Ms. Friedman is
         c/o iGames Entertainment, Inc., Yamato Road, Suite 2199, Boca Raton, Florida 33431.
(4) Mr. Rand's number of shares includes currently exercisable warrants to purchase 105,000 shares of common stock.
(5) Bomoseen Assocates, L.P. number of shares includes currently exercisable warrants to purchase 1,000,000 shares of common stock.
(6) Ted Stern exercises voting and dispositive control over the shares owned by Bomoseen Associates, L.P.
(6) The address for Bomoseen Associates, L.P. is, 1 PPG Plaza, Suite 2970, Pittsburgh, PA 15222.
(7)      The address for Mr. Rand is, One West Front Street, Red Bank, NJ 07701.

                              SELLING SHAREHOLDERS

         The table below lists, in each case as of February 6, 2003:

o        the name of each selling shareholder;

o the number of shares each selling shareholder beneficially owns or may acquire pursuant to the exercise of common stock purchase warrants beneficially owned by such selling shareholder;

o how many shares of common stock the selling shareholder may offer under this prospectus; and

o assuming each selling shareholder sells all of his, her or its respective shares offered under this prospectus, how many shares of common stock each selling shareholder will beneficially own after completion of the offering.

         Beneficial ownership is determined in accordance with rules set by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. This table is based upon information supplied to us by the selling shareholders. Except as otherwise indicated, we believe that the entities named in the table have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them, subject to community property laws where applicable.

         We may amend or supplement this prospectus from time to time in the future to update or change this list of selling shareholders and shares which may be resold.

                                               Number of
                                              Exercisable
                                              Warrants to
                                                Purchase
                                                 Common
                                                 Stock
                                                Owned by                              Amount of Shares and the
                       Amount of Shares of      Selling      Amount of Shares of     Percentage of Common Stock
                       Common Stock Owned     Shareholder     Common Stock to be              Owned by
  Name of Selling           by Selling         Before the       Offered by the       Selling Shareholder After
    Shareholder         Shareholder Before      Offering     Selling Shareholder     the Offering is Complete(1)
                           the Offering
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Bomoseen Associates,
L.P. (2)                   1,000,000          1,000,000          1,400,000                  600,000/2.6%
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Charles Leithauser           170,000            170,000            200,000                  140,000/1.2%
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Dickerson Family
Trust (3)                    150,000            150,000            300,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
William Hickey               400,000            400,000            400,000                  400,000/3.5%
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Kim Hickey                   200,000            200,000            200,000                  200,000/1.7%
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Michael Wolfe                200,000            200,000            300,000                  100,000/1.0%
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Zachary Gomes                150,000            150,000            200,000                  100,000/1.0%
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Glen Rose                    150,000                  0            150,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Lexus Investment
Partners(4)                  100,000                  0            100,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Michael Rideman (5)          200,000                  0            100,000                  100,000/1.0%
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Michelle Friedman (6)      4,144,000                  0            150,000                3,944,000/34.7%
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Eic Rand (7)                 394,000            105,000            150,000                  349,000/3.0%
--------------------- ----------------------- ------------- ----------------------- -----------------------------
CFOOnCall, Inc.(8)            10,000                  0             10,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
James Dodrill (9)             10,000                  0             10,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Brandon Marshall             100,000                  0            100,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Lake Street Gaming (10)      150,000            150,000            150,000                  150,000/1.3%
--------------------- ----------------------- ------------- ----------------------- -----------------------------

----------
(1) Percentages are based upon 11,495,000 shares of common stock Outstanding.

(2) Ted Stern exercises voting and dispositive control over the shares owned by Bomoseen Associates, L.P.

(3) David Dickerson exercises voting and dispositive control over the shares owned by Dickerson Family Trust.

(4) Samantha Deutsch exercises sole voting and dispositive control over the shares owned by Lexus Investment Partners.

(5) Mr. Rideman served as our Chief Executive Officer from inception until April 30, 2002.

(6) Ms. Friedman serves as the Chairman of our Board of Directors and a Vice President.

(7) Mr. Rand served as a member of our board of directors through February 10, 2003. Mr. Rand is Managing Director for Sales of VFinance Investments, Inc. VFinance Investments, Inc. provided us with placement agent services in connection with our recent private placement of equity securities.

(8) Adam Wasserman exercises voting and dispositive control over the shares owned by CFO OnCall, Inc. Mr. Wasserman serves as our Chief Financial Officer.

(9) Mr. Dodrill is the principal of The Law Office of James G. Dodrill II, PA, which serves as our corporate legal counsel.

(10) Joseph Trucksess exercises voting and dispositive control over the shares owned by Lakestreet Gaming.

Relationships

         Except as set forth above, none of the selling shareholders has had any position, office or other material relationship with us or any of our affiliates within the past three years.

See "Plan of Operations; Liquidity and Capital Resources."

         To our knowledge, except as set forth above, no other selling shareholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

                              PLAN OF DISTRIBUTION

         The selling shareholders may sell our common stock in the over-the-counter market, or on any securities exchange on which our common stock is or becomes listed or traded, in negotiated transactions or otherwise. The shares will not be sold in an underwritten public offering.

        The common stock may be sold by the selling shareholders in one or more transactions at: fixed prices, prevailing market prices at the time of sale, varying prices determined at the time of sale, or negotiated prices.

         The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

o purchases by a broker or dealer as principal and resale by such broker or dealer for its account;

o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

o        privately negotiated transactions.

         Brokers and dealers engaged by selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders, or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated. Broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling shareholder. Broker-dealers who acquire shares as principal may resell those shares from time to time in the over-the-counter market or otherwise at prices and on terms then prevailing or then related to the then-current market price or in negotiated transactions and, in connection with such resales, may receive or pay commissions.

         The selling shareholders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling shareholders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares held by our non-affiliates may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

         We have filed the Registration Statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling shareholders. The selling shareholders may elect not to sell any or all of their shares immediately and may wait for a market to develop for their shares.

         We have told the selling shareholders that the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M, may apply to their sales in the market. With certain exceptions, Regulation M precludes any selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with an at the market offering such as this offering. We have provided each of the selling shareholders with a copy of these rules. Selling shareholders are required to consult with their own legal counsel to ensure compliance with Regulation M. We have also told the selling shareholders of the need for delivery of copies of this prospectus in connection with any sale of shares that are registered by this prospectus. All of the foregoing may affect the marketability of our common stock.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.001 per share and 5,000,000 shares of preferred stock, par value $.001 per share. On February 6, 2003, there were issued and outstanding 11,495,000 shares of common stock and no shares of preferred stock. We have outstanding common stock purchase warrants to purchase up to 4,245,850 shares of common stock. On January 29, 2003, we had 72 holders of record.

Common Stock

         Holders of our common stock have the right to cast one vote for each share of common stock held in all matters as to which the vote or consent of our shareholders is required or taken. There are no cumulative voting rights. Accordingly, the holders of a majority of the voting power of our shares of common stock voting for the election of directors can elect all the directors if they choose to do so. Holders of our common stock have no preemptive rights by virtue of such ownership.

         Shareholders holding a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.

         Holders of our common stock are entitled to receive dividends as and if declared by our board of directors. In the event of the liquidation, distribution or sale of assets, dissolution or winding up of our affairs, all of our tangible and intangible assets remaining after the payment of all debts and other liabilities, shall be distributed, pro rata, among the holders of our common stock.

Preferred Stock

         Our preferred stock may be issued in series, and shares of each series will have such rights and preferences that our board of directors sets forth in the resolutions authorizing the issuance of that particular series. In designating any series of preferred stock, our board of directors may, without further action by the holders of our common stock, fix the number of shares constituting that series and fix the dividend rights, dividend rate, conversion rights, voting rights (which may be greater or lesser than the voting rights of the common stock), rights and terms of redemption (including any sinking fund provisions), and the liquidation preferences of the series of preferred stock.

         Our board of directors may issue series of preferred stock without action of our shareholders. Accordingly, the issuance of preferred stock may adversely affect the rights of the holders of our common stock. In addition, the issuance of preferred stock may be used as an "anti-takeover" device without further action on the part of the shareholders. Issuance of preferred stock may dilute the voting power of holders of our common stock (such as by issuing preferred stock with super-voting rights) and may render more difficult the removal of current management, even if such removal may be in the shareholders' best interests.

Common Stock Purchase Warrants

         We have outstanding common stock purchase warrants to purchase up to 4,245,850 shares of common stock at a price of $1.00 per share of common stock. The warrants may be exercised in whole or in part from time to time through and including October 15, 2005, unless earlier terminated as a result of dissolution, liquidation, merger or combination of iGames. We have the right to call the warrants at a call price of $0.001 per underlying share of common stock provided the common stock trades at or above $5.00 per share, based on the reported closing bid price of the common stock, for ten consecutive trading days within 30 days of our written notice of our intention to call the warrants. The aggregate number, price and kind of securities underlying the warrants are subject to automatic adjustment for stock splits, combination of shares, stock dividends or recapitalizations, or mergers, consolidations or other reorganizations in which we are the surviving corporation.

Transfer Agent

         The transfer agent and registrar for our common stock is Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road, Tamarac, Florida 33321.

Shares Eligible for Future Sale

         On February 6, 2003, 11,495,000 shares of our common stock were outstanding. This does not include an aggregate of 4,245,850 shares reserved for issuance upon exercise of common stock purchase warrants outstanding as of the same date. Any of the 3,920,000 shares sold under this prospectus will be freely tradable by the purchaser of such shares without restriction or further registration under the Securities Act, except for any shares held or purchased by an affiliate.

         In general, under Rule 144 as currently in effect, a person, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to various restrictions. In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell those shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate, such person's holding period for the purpose of affecting a sale under Rule 144 commences on the date of transfer from the affiliate.

                                  LEGAL MATTERS

         The Law Office of James G. Dodrill II, PA, Boca Raton, Florida, will issue an opinion for us about the legality of the shares of common stock offered by this prospectus.

                                     EXPERTS

         The audited financial statements of iGames Entertainment, Inc. included in this prospectus have been audited by Sherb & Co., L.L.P., independent certified public accountants, for the periods and to the extent indicated in their report appearing elsewhere herein. Such audited financial statements have been so included in reliance on the report of such firm given upon their authority as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, as some information is omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and this offering, reference is made to the registration statement, including the exhibits filed with the registration statement. You may read and copy these and any other documents we file with the SEC at their public reference facilities in Washington, D.C., which is located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

                           iGAMES ENTERTAINMENT, INC.
                          INDEX TO FINANCIAL STATEMENTS

                 FROM MAY 9, 2001 (Inception) TO MARCH 31, 2002
      AND FOR THE NINE MONTH PERIOD ENDED DECEMBER 31, 2002 (UNAUDITED) AND FOR THE PERIOD MAY 9, 2001 (INCEPTION) THROUGH SEPTEMBER 30, 2001 (UNAUDITED)


                                    Contents


Report of Independent Auditors...............................................F-2


Financial Statements:


Balance Sheets...............................................................F-3


Statements of Operations.....................................................F-4


Statement of Shareholders' Equity............................................F-5


Statements of Cash Flows.....................................................F-6


Notes to Financial Statements........................................F-7 to F-13

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
iGames Entertainment, Inc.

We have audited the accompanying balance sheet of iGames Entertainment, Inc. as of March 31, 2002, and the related statement of operations, stockholders' equity and cash flows for the period May 9, 2001 (inception) through March 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of iGames Entertainment, Inc. as of March 31, 2002, and the results of its operations and its cash flows for the period from May 9, 2001 (inception) through March 31, 2002, in conformity with accounting principles generally accepted in the United States of America.


                                            /s/Sherb & Co., L.L.P.
                                            Sherb & Co., L.L.P.
                                            Certified Public Accountants

New York, New York
May 17, 2002
                           iGAMES ENTERTAINMENT, INC.

                                  BALANCE SHEET

                                                       March 31,    December 31,
                                                         2002          2002
                                                      -----------   ------------
                                                                    (unaudited)
                                     ASSETS

CURRENT ASSETS:
     Cash ..........................................  $   436,972   $   314,007
     Accounts receivable ...........................            -         4,882
     Inventory .....................................            -        18,048
     Prepaid expenses and other current assets .....        3,684        61,098
                                                      -----------   -----------

          TOTAL CURRENT ASSETS .....................      440,656       398,035

FIXED ASSETS-net ...................................       16,643        13,943
INTANGIBLE ASSETS, net of accumulated amortization
  of $0 and $33,335; respectively ..................      400,025       366,690
DEPOSITS ...........................................        5,700         3,369
                                                      -----------   -----------

          TOTAL ASSETS .............................  $   863,024   $   782,037
                                                      ===========   ===========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Note payable-current ..........................  $   250,000   $   100,000
     Accounts payable and accrued expenses .........       29,429        56,507
                                                      -----------   -----------

          TOTAL CURRENT LIABILITIES ................      279,429       156,507
                                                      -----------   -----------

STOCKHOLDERS' EQUITY:
     Common stock; $.001 par value, 50,000,000
       shares authorized 8,230,000 and 11,125,000
       shares issued and outstanding; respectively .        8,230        11,125
     Additional paid-in capital ....................    1,113,045     2,763,980
     Accumulated deficit ...........................     (537,680)   (2,149,575)
                                                      -----------   -----------

          TOTAL STOCKHOLDERS' EQUITY ...............      583,595       625,530
                                                      -----------   -----------

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $   863,024   $   782,037
                                                      ===========   ===========

                 See accompanying notes to financial statements
                           iGAMES ENTERTAINMENT, INC.

                            STATEMENTS OF OPERATIONS


                                        From May 9,     For the     From May 9,
                                           2001       Nine Months       2001
                                        (Inception)      Ended      (Inception)
                                        to March 31,   December     to December
                                           2002        31, 2002      31, 2001
                                        -----------   -----------   -----------
                                                      (Unaudited)   (Unaudited)

REVENUE ..............................  $    40,000   $   100,307   $    40,000

COST OF GOODS SOLD ...................            -        18,606
                                        -----------   -----------   -----------

                                             40,000        81,701        40,000
                                        -----------   -----------   -----------

OPERATING EXPENSES:
  Salaries and benefits ..............       55,043       194,457             -
  Noncash compensation ...............            -       851,330             -
  Professional fees ..................       67,649       152,163        56,734
  Advertising ........................            -        48,454             -
  Research and development ...........      219,677       123,697       101,167
  Travel and entertainment ...........       69,149        85,192        55,214
  Rent ...............................       30,797        46,183        15,408
  Other general and administrative ...      138,526       170,037       104,124
                                        -----------   -----------   -----------
                                            580,841     1,671,513       332,647
                                        -----------   -----------   -----------

LOSS FROM OPERATIONS .................     (540,841)   (1,589,812)     (292,647)

OTHER INCOME (EXPENSE):
  Interest expense ...................       (2,083)      (22,989)            -
  Interest income ....................        5,244           906         1,313
                                        -----------   -----------   -----------
                                              3,161       (22,083)        1,313
                                        -----------   -----------   -----------


NET LOSS .............................  $  (537,680)  $(1,611,895)  $  (291,334)
                                        ===========   ===========   ===========

NET LOSS PER COMMON SHARE-
  BASIC AND DILUTED ..................  $     (0.08)  $     (0.17)  $     (0.04)
                                        ===========   ===========   ===========

WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING-BASIC AND DILUTED ......    6,462,500     9,561,000     6,658,889
                                        ===========   ===========   ===========

                 See accompanying notes to financial statements

                                                iGAMES ENTERTAINMENT, INC.

                                            STATEMENT OF STOCKHOLDERS' EQUITY


                                                      Common Stock
                                                   ($.001 par value)           Additional                       Total
                                              ---------------------------       Paid-In      Accumulated    Stockholders'
                                              Shares             Amount         Capital        Deficit         Equity
                                              -----------     -----------     -----------    -----------     -----------
Balance, May 9, 2001 (Inception) .........              -     $         -     $         -    $         -     $         -

     Issuance of common stock ............      5,430,000           5,430          17,570              -          23,000

     Sale of common stock and warrants ...      2,780,000           2,780       1,086,495              -       1,089,275

     Issuance of common stock for services         20,000              20           8,980              -           9,000

     Net loss ............................              -               -               -       (537,680)       (537,680)
                                              -----------     -----------     -----------    -----------     -----------

Balance, March 31, 2002 ..................      8,230,000           8,230       1,113,045       (537,680)        583,595

     Sale of common stock and warrants ...      1,500,000           1,500         651,000              -         652,500

     Issuance of common stock for services      1,105,000           1,105         808,895              -         810,000

     Issuance of options for services ....              -               -          41,330              -          41,330

     Conversion of notes payable .........        300,000             300         149,700              -         150,000

     Cancellation of issued shares .......        (10,000)            (10)             10              -               -

     Net loss ............................              -               -               -     (1,611,895)     (1,611,895)
                                              -----------     -----------     -----------    -----------     -----------

Balance, December 31, 2002 (Unaudited) ...     11,125,000     $    11,125     $ 2,763,980    $(2,149,575)    $   625,530
                                              ===========     ===========     ===========    ===========     ===========

                                      See accompanying notes to financial statements

                                                           F-5

                                                  iGAMES ENTERTAINMENT, INC.

                                                   STATEMENTS OF CASH FLOWS


                                                                 From May 9,             For the             From May 9,
                                                               2001 (Inception)     Nine Months Ended    2001 (Inception) to
                                                              to March 31, 2002      December 31, 2002    December 31, 2001
                                                              -----------------     ------------------   -------------------
                                                                                       (Unaudited)           (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss ..........................................          $  (537,680)          $(1,611,895)          $  (291,334)
    Adjustments to reconcile net loss to net cash
       used in operations:
          Common stock issued for services ............                9,000               851,330                 9,000
          Depreciation ................................                1,300                36,035                     -

    Changes in assets (increase) decrease:
       Accounts receivable ............................                    -                (4,882)                    -
       Inventory ......................................                    -               (18,048)                    -
       Prepaid expenses ...............................               (3,684)              (57,414)                    -
       Deposits .......................................               (5,700)                2,331                (5,950)

    Changes in liabilities increase (decrease):
       Accounts payable and accrued expenses ..........               29,429                27,078                 7,074
                                                                 -----------           -----------           -----------

       NET CASH FLOWS USED IN OPERATING ACTIVITIES ....             (507,335)             (775,465)             (281,210)
                                                                 -----------           -----------           -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures ..............................              (17,943)                    -               (14,735)
    Purchase of software license ......................             (400,025)                    -              (300,020)
                                                                 -----------           -----------           -----------

       NET CASH FLOWS USED IN INVESTING ACTIVITIES ....             (417,968)                    -              (314,755)
                                                                 -----------           -----------           -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from notes payable .......................              250,000                     -                     -
    Proceeds from advances from affiliates ............                    -                     -                     -
    Proceeds from the sale of common stock and warrants            1,250,500               750,000             1,112,275
    Offering costs ....................................             (138,225)              (97,500)                    -
                                                                 -----------           -----------           -----------

       NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES             1,362,275               652,500             1,112,275
                                                                 -----------           -----------           -----------

NET INCREASE (DECREASE) IN CASH .......................              436,972              (122,965)              516,310

CASH - beginning of period ............................                    -               436,972                     -
                                                                 -----------           -----------           -----------

CASH - end of period ..................................          $   436,972           $   314,007           $   516,310
                                                                 ===========           ===========           ===========

Supplemental Disclosure of Cash Flow Information:

Cash paid during period for:
    Interest ..........................................                  $ -           $    14,656                   $ -
                                                                 ===========           ===========           ===========
    Income Taxes ......................................                  $ -                   $ -                   $ -
                                                                 ===========           ===========           ===========

Noncash investing and financing activities:
    Conversion of note payable to common stock ........                  $ -           $   150,000                   $ -
                                                                 ===========           ===========           ===========


                                        See accompanying notes to financial statements

                                                             F-6

                           iGAMES ENTERTAINMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS

           FROM MAY 9, 2001 (Inception) TO MARCH 31, 2002 AND FOR THE
    NINE MONTH PERIOD ENDED DECEMBER 31, 2002 (UNAUDITED) AND FOR THE PERIOD
          MAY 9, 2001 (INCEPTION) THROUGH DECEMBER 31, 2001 (UNAUDITED)

1.       ORGANIZATION

         Alladin Software, Inc. was incorporated on May 9, 2001 under the laws of the State of Florida. Subsequently, Alladin was acquired by iGAMES Entertainment, Inc. ("iGames" or the "Company"), a Nevada corporation, by purchase of all of the outstanding shares of Alladin. The acquisition was accounted for as a purchase between commonly controlled entities and the financial statements have been combined for all periods presented. The Company develops and licenses Internet and land-based gaming software, and provides related support, maintenance and management consulting services. The Company licenses the use of proprietary software products and trademarks to independent third parties located in jurisdictions where Internet gaming is either recognized as a legitimate business enterprise or not prohibited. In addition, the Company has purchased the world-wide patents, trademarks and rights thereto for "slot anti-cheating device", known as the Protector, for gaming machines; which it plans to market to the slot machine gaming machine companies and their customers.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Revenue Recognition - Revenue from products licensed is recorded when the software has been delivered in accordance with AICPA Statement of Position 97-2 "Software Revenue Recognition". Revenue attributable to undelivered elements, including maintenance and technical support will be recognized with the initial licensing fee upon delivery of the software as maintenance and customer support fees are to be included in the initial licensing fee, the license period is for one year or less, and the estimated costs of providing these services are insignificant. Estimated costs of providing these services are accrued when revenues are recognized.

         Revenues from the sale or lease of products are recognized as earned when the sale is completed, or over the lease term; as appropriate.

         Per user fees are fees charged to customers that access and use the Company's software products. Revenue is recognized when the software product is accessed.

         Revenues from major software customization or enhancements sold separately or included in multiple element arrangements will be recognized using the "percentage-of-completion-method" as prescribed by SOP 81-1 and ARB No. 45, recognizing revenue relative to the proportionate progress on such contracts as measured by the ration which costs incurred by the Company to date bear to total anticipated costs on each project.

                           iGAMES ENTERTAINMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         Property and Equipment - Property, plant and equipment are recorded at cost. Expenditures for major additions and betterment's are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation of property and equipment is computed on the straight-line method over the assets estimated lives ranging from three to five years. Leasehold improvements are amortized over the lesser of the lease term or the asset's useful lives.

         Capitalized Software Costs- The Company capitalizes certain computer software costs, after technological feasibility has been established, which are amortized utilizing the straight-line method over the economic lives of the related products not to exceed three years.

         Use of Estimates - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

         Income Taxes - Deferred income taxes are determined on the liability method in accordance with the Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes.

         Earnings (Loss) Per Share - The Company has adopted SFAS, No. 128, Earnings per Share. Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the per share amount that would have resulted if dilutive common stock had been converted to common stock, as prescribed by SFAS No. 128.

         Fair Value of Financial Instruments - The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management. These financial instruments include cash, accounts receivable, accounts payable and accrued expenses. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. The fair value of the Company's long-term debt, which approximates its carrying value, is estimated based upon the quoted market prices for the same or similar debt instruments or on the current rates offered to the Company for debt of the same remaining maturities.

                           iGAMES ENTERTAINMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         Stock Based Compensation - The Company accounts for stock transactions in accordance with APB Opinion No. 25, "Accounting For Stock Issued To Employees." In accordance with Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting For Stock-Based Compensation," the Company adopted the pro forma disclosure requirements of SFAS 123.

         Research and Development - Research and development costs are charged to expense as incurred.

         Intangible Assets - Licensing and patent agreements are stated at cost. The recoverability of the license and patent agreements is revaluated each year based upon management's expectations relating to the life of the technology and current competitive market conditions. Based upon management's expectations they believe that no impairment of its license agreement and patent exists at March 31, 2002 and December 31,2002 (unaudited). As of December 31, 2002 the Company has recorded $33,335 in amortization expense related to its licensing agreements. The Company is amortizing these agreements over their estimated useful lives of three years.

         Impairment of long-lived assets - The Company evaluates the recoverability and carrying value of its long-lived assets at each balance sheet date, based on guidance issued in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Among other factors considered in such evaluation is the historical and projected operating performance of business operations, the operating environment and business strategy, competitive information and market trends. Accordingly, the believes that there has been no impairment of its long-lived assets as of March 31, 2002 and December 31, 2002 (unaudited).

         Basis of Presentation - the accompanying unaudited financial statements for the nine months ended December 31, 2002 and from the period from May 9, 2001 (inception) to December 31, 2001 have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The accompanying financial statements for the interim period are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the periods presented. The results of operations for the nine months ended December 31, 2002 are not necessarily indicative of the results for the full fiscal year ending March 31, 2003.

                           iGAMES ENTERTAINMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         New Accounting Pronouncements - In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002." This standard rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements" and excludes extraordinary item treatment for gains and losses associated with the extinguishment of debt that do not meet the APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" ("APB 30") criteria. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB 30 for classification as an extraordinary item shall be reclassified. SFAS No. 145 also amends SFAS

         No. 13, "Accounting for Leases," as well as other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The Company is required to adopt SFAS No. 145 effective January 1, 2003 and does not expect that it will have a material impact in its financial condition or results of operations.

         In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This standard addresses financial accounting and reporting for costs associated with exit or disposal activities and replaces Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" ("EITF 94-3"). SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for exit costs, as defined in EITF 94-3, was recognized at the date of an entity's commitment to an exit plan. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated by the Company after December 31, 2002.

3.       INTANGIBLE ASSETS

         The Company has licensed for approximately $300,000, from an unrelated company, an internet based suite of casino gaming products. The Company has the right to utilize and modify the software's source code. As of March 31, 2002 the Company had not placed into service the software and to date has not yet amortized the license agreement. On February 15, 2002 the Company acquired all worldwide patents and trademarks, from a related party, to a slot machine anti-cheating device for $100,000. The Company will be obligated to pay a royalty of 50% of the gross sales price on all units sold and $7,500 per month for one-year of technical support. The Company intends to amortize this intellectual property over its estimated useful-life of three years, as of December 31, 2002 the Company had recorded $33,335 in amortization related to these intangible assets (unaudited).

                           iGAMES ENTERTAINMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS

4.       NOTES PAYABLE

         On March 1, 2002, the Company received two convertible promissory notes from an individual for $100,000 and $150,000, respectively. The notes bear interest at 10% per annum and are due on September 1, 2002. The notes are convertible, at the option of the lender, into 200,000 and 300,000 common shares at $0.50 per share. Additionally, upon conversion, warrants equal to the number of common shares issued will be granted. These warrants shall be exercisable at $1.00 per share and expire on December 31, 2005. In October 2002, the noteholder converted the $150,000 note into 300,000 shares of the Company's common stock and paid all accrued interest owed to date. The remaining note of $100,000 continues to bear interest at 10% per annum and is due upon demand. As of December 31, 2002, the Company has accrued interest relating to this note of $8,423.

5.       RELATED PARTY TRANSACTIONS

         The Company has engaged a software development company to develop its internally developed products as well as modify its existing products. A significant shareholder and an officer of this software company is also the President and Chief Executive Officer of iGames. As of March 31, 2002 and December 31, 2002 (unaudited) the Company has paid approximately $198,000 and $124,000 in consulting fees to this related party.

6.       INCOME TAXES

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets (liabilities) are as follows:

                 Deferred tax assets:

                 Net operating loss carryforwards   $ 183,000

                    Less valuation allowance         (183,000)
                                                    ---------

                 Net deferred tax                   $       -
                                                    =========

         The reconciliation of the income tax computed at the U.S. federal statutory rate to income tax expense for the period ended March 31, 2002:

               Tax (benefit) at federal statutory rate     (34.00%)

               Income tax benefit not utilized              34.00%
                                                           -------
               Total                                            -
                                                           =======
                           iGAMES ENTERTAINMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS

6.       INCOME TAXES (continued)

         FASB No. 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a full valuation allowance at March 31, 2002 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. At March 31, 2002 the Company has available net operating loss carryforwards of approximately $500,000, which expire in the year 2022.

7.       STOCKHOLDERS' EQUITY

         In April 2002, with the approval of the Board of Directors, the Company increased its authorized number of common stock issuable from 10,000,000, to 50,000,000 shares $.001 par value. Additionally, the Company is now authorized to issue 5,000,000 of preferred stock $.001 par value. On March 31, 2002 and December 31, 2002 (unaudited), there were issued and outstanding 8,230,000 and 11,125,000 shares of common stock, respectively.

         In August 2001, the Company solicited a private placement memorandum for the sale of unit that consists of one shares and one warrant to purchase a share of the Company's common stock. Between August and November 2001 the Company completed the sale of 2,455,000 shares of common stock and 2,455,000 stock purchase warrants exercisable at $1.00 per share expiring on December 31, 2005. The Company received gross proceeds of $1,227,500 and incurred offering costs of $138,225. In connection with the offering the Company issued 300,000 shares of common stock and 122,750 stock purchase warrants exercisable at $1.00 expiring on December 31, 2005.

         In September 2001 the Company issued 20,000 shares of common stock to a former officer. The Company valued these shares at $0.45 or the value of the shares sold under its private placement (less a 10% discount for market restrictions). In connection with this issuance the Company recorded $9,000 in compensation.

         During the nine months ended December 31, 2002, the Company issued 955,000 shares to employees and consultants for services rendered. Accordingly, the Company has recorded $637,500 ($0.50-$1.30 per share) in compensation to reflect the issuance of these shares.

         In September 2002, the Company sold 1,500,000 units consisting of one share of its common stock and one warrant to purchase a share of common stock (exercisable at $1.00) for $0.50 per unit. The Company received proceeds from this stock sale of $652,500, which is net of offering costs paid of $97,500.

         In August 2002, the Company issued 100,000 options to acquire shares of the Company's common stock to a consultant; such options are exercisable at $0.10 per share and expire threes years from the grant date. The Company recognized $41,330 in noncash compensation relating to the issuance of these options.

                           iGAMES ENTERTAINMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS

7.       STOCKHOLDERS' EQUITY (continued)

         In August 2002, the Company issued 25,000 options to acquire shares of the Company's common stock to an employee; such options are exercisable at $0.10 per share and expire three years from the date of the grant. The Company has valued these options at $10,333 or $0.41 per option. The Company's pro forma net loss as relating to the issuance of options to employees is $1,622,228 as of December 31, 2002 or $0.17 per share.

         In October 2002, a note of $150,000 was converted into 300,000 shares of the Company's common stock (see Note 4).

         In October 2002, the Company issued 150,000 shares of its restricted common stock to a director of the Company, who provided both financial and marketing consulting services. Such shares were valued at the fair market value on the date of the grant. The Company recorded $172,500 in noncash compensation.


         In October 2002, 10,000 shares of the Company's previously issued shares were cancelled.

8.       COMMITMENTS

         On July 16, 2001, the Company entered into a one-year sublease for office space in Boca Raton, Florida. The lease calls for monthly rental payments of $2,500.

         On November 1, 2001, the Company entered into a one-year office lease in Boca Raton, Florida. Monthly rental payments under this lease are $3,205.

==============================================================================

                      [iGames Entertainment, Inc. Logo]





                       3,920,000 Shares of Common Stock





                                 ___________

                                  Prospectus
                                 ___________







      Until ____________, 2003 ( ninety (90) days after the effective date of this registration), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

==============================================================================

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

         Articles VIII and IX of our Articles of Incorporation provide, among other things, that our directors and officers shall not be personally liable to us or our shareholders for damages for breach of fiduciary duty as a director or officer, except for: (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (ii) the unlawful payment of dividends.

         Accordingly, our directors and officers may have no liability to us or our shareholders for any mistakes or errors of judgment or for any act of omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or that results in unlawful distributions to our shareholders.

         Our Articles of Incorporation provide that we will indemnify our directors and officers to the fullest extent permitted by Nevada Revised Statutes, including circumstances in which indemnification is otherwise discretionary under the Nevada Revised Statutes. Our Articles of Incorporation also provide that to the extent that Nevada Revised Statutes is amended to permit further indemnification, we will so indemnify our directors and officers.

         Section 78.7502 of the Nevada Revised Statutes provides a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action suit or proceeding.

         Article Eleven of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of the Nevada Revised Statutes as the same may be amended from time to time.

         We do not maintain directors' and officers' liability insurance.

         There are presently no material pending legal proceedings to which a director, officer and employee of ours is a party. There is no pending litigation or proceeding involving one of our directors, officers, employees or other agents as to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

         We have not entered into indemnification agreements with our directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

         The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. Selling shareholders will not pay any such costs and expenses. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

                                                              To be Paid
                                                                by the
                                                              Registrant

         SEC registration fee .........................         $   343
         Accounting fees and expenses .................          10,000
         Legal fees and expenses ......................           5,000
         Miscellaneous expenses .......................           1,500
                                                                -------

                  Total ...............................         $16,843
                                                                =======

Item 26. Recent Sales of Unregistered Securities.

         The following is a summary of transactions during the preceding three years involving sales of our securities that were not registered under the Securities Act of 1933.

         In July 2001 in connection with the organization of the Company it issued an aggregate of 5,430,000 shares of common stock to its founders for total cash consideration of $23,000 in private transactions exempt from registration under the Securities Act in reliance on Section 4(2) of said act. Each of the founders is an accredited investor, had access to relevant information and provided suitable investment representations.

         Between August and November, 2001 the Company completed the sale of 2,455,000 units in a private placement to 43 investors in an offering which was conducted in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D of the act. Each unit consisting of one share of common stock and a common stock purchase warrant to purchase one share of common stock at an exercise price of $1.00 per share expiring on December 31, 2005. The Company received gross proceeds of $1,227,500. VFinance Investments, Inc. a broker-dealer, acted as placement agent for the Company in this offering, and the Company issued VFinance Investments, Inc. an aggregate of 300,000 shares of common stock and common stock purchase warrants to purchase 122,750 shares of common stock at an exercise price of $1.00 per share expiring on December 31, 2005 as compensation for its services, and issued 25,000 shares of common stock to its legal counsel as compensation for their services in the offering. The issuances were made in reliance on Section 4(2) of the Securities Act. Each of the investors (a) had access to business and financial information concerning the Company, (b) represented that they were acquiring the securities for investment purposes only and not with a view towards distribution or resale except in compliance with applicable securities laws and (c) were accredited investors. No general solicitation or advertising was used in connection with this offering and the certificates evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. None of the foregoing warrants have been exercised as of the date hereof.

         In September 2001, the Company issued 20,000 shares of common stock to a former officer as compensation with a deemed value of $9,000 in a private transaction exempt from registration under the Securities Act in reliance on
Section 4(2) of the act. The former officer was an accredited investor, had access to relevant information and provided suitable investment representations.

         On March 1, 2002, the Company sold for $100,000 to a single investor a 10% convertible promissory note due September 1, 2002 in the principal amount of $100,000 pursuant to the exemption afforded by Section 4(2) of the Securities Act of 1933. The note is convertible into unregistered shares of common stock and common stock purchase warrants. The investor was an accredited investor with a previous relationship with the Company's financial advisor and no general solicitation or advertising was used in connection with the offer and sale of the note.

         In September 2002, the Company sold 1,500,000 units consisting of one share of its common stock and one warrant to purchase a share of common stock (exercisable at $1.00) for $0.50 per unit. The Company received proceeds from this stock sale of $652,500, which is net of offering costs paid of $97,500.

         In October 2002, a note of $150,000 was converted into 300,000 shares of the Company's common stock (see Note 4).

Item 27. Exhibits.

         The following exhibits are filed with this Registration Statement:

         Exhibit
         No.         Description
         ---         -----------

         3.1         Articles of Incorporation of the Registrant (1)
         3.2         Bylaws of the Registrant (1)
         3.3         Articles of Amendment to Articles of Incorporation (1)
         4.2         Form of Specimen Common Stock Certificate (1)
         5.1         Opinion of The Law Office of James G. Dodrill II, P.A. (2)
         10.1        Lease Agreement between Arbern Investors IV, L.P. and
                     the Registrant (1)
         10.2        Sub-Lease Agreement between Ralston Communications, Inc.
                     and the Registrant (1)
         10.3 Master Software License Agreement between NSoftWiz Technologies Inc. and the Registrant (1)
         10.4 Computer Consulting Services Agreement between IntuiCode LLC and the Registrant (1)
         10.5 Purchase of Intellectual Property Agreement between IntuiCode, LLC and the Registrant (1)
         10.6        Software Purchase Agreement between IntuiCode, LLC and
                     the Registrant (1)
         10.7        Software Purchase Agreement between IntuiCode, LLC and
                     the Registrant (1)
         10.8        Software Development Agreement between IntuiCode, LLC
                     and the Registrant (1)
         21.1        Subsidiary of Registrant (1)
         23.1        Consent of Sherb & Co., L.L.P. (2)
         23.2 Consent of The Law Office of James G. Dodrill II, P.A.(2) (see Exhibit 5.1)
         -----------
         (1) Previously filed.
         (2) Filed herewith.

Item 28. Undertakings.

(a) The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by
     Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
     (iii) to include any additional or changed material information on the plan of distribution; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes that: (i) for the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (ii) for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Boca Raton, State of Florida, on February 14, 2003.


                                       iGAMES ENTERTAINMENT, INC.


                                       By: /s/ Jeremy Stein
                                           -----------------------
                                           Jeremy Stein
                                           President and Chief Executive Officer
                                           (principal executive officer)


                                       By: /s/ Adam C. Wasserman
                                           -----------------------
                                           Adam C. Wasserman
                                           Chief Financial Officer
                                           (principal financial and
                                           accounting officer)

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                    Title                          Date
         ---------                    -----                          ----

/s/ Jeremy Stein               President, Chief Executive      February 14, 2003
--------------------------     Officer and Director
Jeremy Stein                   (principal executive officer)

/s/ Adam C. Wasserman          Chief Financial Officer         February 14, 2003
--------------------------     (principal financial and
Adam C. Wasserman              accounting officer)

/s/ Jeremy Stein *             Chief Operating Officer         February 14, 2003
--------------------------     and Director
James W. Williams, Jr.

/s/ Jeremy Stein *             Chairman of the Board and       February 14, 2003
--------------------------     Vice President
Michele Friedman

/s/ Jeremy Stein *             Director                        February 14, 2003
--------------------------
Eric Rand


* By Jeremy Stein as attorney-in-fact.